Exhibit 4.1

EXECUTION VERSION

GLOBAL CROSSING AIRLINES GROUP INC.

AND THE GUARANTORS PARTY HERETO FROM TIME TO TIME

15.00% SENIOR SECURED NOTES DUE 2029

$35,000,000

INDENTURE

Dated as of August 2, 2023

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee and as Collateral Agent

i

Section 12.12	Legal Holidays	89
Section 12.13	U.S.A. Patriot Act	89
Section 12.14	Force Majeure	90
Section 12.15	Stamp Tax	90
Section 12.16	Collateral Agent	90

SCHEDULES

Section 1.01	COMPETITORS
Schedule 4.08(b)(18)	EXISTING INDEBTEDNESS
Schedule 4.20	POST-CLOSING MATTERS

EXHIBITS

Exhibit A FORM OF NOTE
Exhibit B FORM OF CERTIFICATE FOR TRANSFERS AND EXCHANGES
Exhibit C [RESERVED]
Exhibit D [RESERVED]
Exhibit E FORM OF NOTATION OF GUARANTEE
Exhibit F FORM OF SUPPLEMENTAL INDENTURE
Exhibit G FORM OF GENERAL SECURITY AGREEMENT
Exhibit H FORM OF SLOT SECURITY AGREEMENT
Exhibit I FORM OF SGR SECURITY AGREEMENT
Exhibit J FORM OF SPARE PARTS SECURITY AGREEMENT
Exhibit K FORM OF AIRCRAFT SECURITY AGREEMENT
Exhibit L FORM OF SPARE ENGINE SECURITY AGREEMENT

INDENTURE dated as of August 1, 2023 among Global Crossing Airlines Group Inc., a Delaware corporation (the “Company”), the Guarantors (as defined herein) and U.S. Bank Trust Company, National Association, as trustee and as collateral agent.

The Company, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Company’s 15.00% Senior Secured Notes due 2029 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01    Definitions.

“Account” means all “accounts” as defined in the UCC, and all rights to payment for interest (other than with respect to debt and credit card receivables).

“Account Control Agreements” means a security and control agreement entered into by any Grantor, the Collateral Agent and a financial institution which maintains one or more deposit accounts or securities accounts that have been pledged to the Collateral Agent as Collateral hereunder or under any Collateral Document, in each case giving the Collateral Agent control (as defined in the UCC) over the applicable account.

“Acquired Debt” means, with respect to any specified Person:

(1)    Indebtedness, Disqualified Stock or preferred stock of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into such specified Person, or became a Subsidiary of such specified Person, to the extent such Indebtedness is incurred or such Disqualified Stock or preferred stock is issued in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into, or becoming a Subsidiary of, such specified Person; and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted EBITDA” shall mean, with respect to any specified Person for any period (the “determination period”), the Consolidated Net Income of such Person for such period:

(a)    increased (without duplication) by the following, in each case to the extent deducted (and not added back) in determining Consolidated Net Income for such period (without duplication):

(1)    provision for taxes based on income or profits of such Person and its Subsidiaries minus any income (or profits) tax benefit (including credits and refunds) recorded of such Person and its Subsidiaries (but only to the extent such result is a positive number); plus

(2)    depreciation expense; plus

(3)    amortization expense (including amortization of intangibles) but excluding amortization of prepaid cash expenses that were paid in a prior period; plus

(4)    any other amounts described in clauses (4), (5), (6), (7), (8) and (9) of the definition of “Consolidated Net Income”, non-cash, non-recurring and one-time charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Subsidiaries; plus

(5)    cash expenses incurred by such Person and its Subsidiaries, to the extent constituting salary, wages, benefit and tax costs and training costs of pilots and other flight crew including third party expenses (“Pilot Expenses”) that are in training in anticipation of future aircraft deliveries but only to the extent such Pilot Expenses relate to pilots that are not needed to operate the current fleet of aircraft of such Person and its Subsidiaries during the relevant determination period;

(b)    decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(1)    non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains (including from any write-up, write-down or write-off of any assets (including intangible assets, goodwill and deferred financing costs)) to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Adjusted EBITDA in any prior period; plus

(2)    any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Adjusted EBITDA in such prior period; plus

(3)    extraordinary gains and unusual, one-time, special or non-recurring gains (less all fees and expenses relating thereto); plus

(4)    non-cash gains related to the fair value accounting of contingent liabilities including earn-outs; plus

(5)    in each case to the extent included in determining such Consolidated Net Income for such period and without duplication, the amount of positive Adjusted EBITDA of Subsidiaries that have not guaranteed the Obligations hereunder and provided Liens on their assets securing the Obligations for such period.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. A specified Person shall not be deemed to control another Person solely because such specified Person has the right to determine the aircraft flights operated by such other Person under a code sharing, capacity purchase or similar agreement.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Aircraft Indebtedness” means senior secured Indebtedness incurred to fund the acquisition of commercial aircraft in passenger or cargo configuration or engines, to be operated as part of the Permitted Business of the Company or its Subsidiaries, provided that any such commercial aircraft or engines shall be acquired by special purpose entities and the Collateral Agent shall hold a first priority (or second priority but subject to only a priority first lien security interest in favor of the creditors of the aforementioned senior secured Indebtedness) security interest in the Equity Interest of such special purpose entities as part of the Collateral, in form and substance satisfactory to the Required Holders.

“Aircraft Security Agreement” means (i) with respect to any aircraft (comprised of an airframe and its related engines) that may be pledged by a Grantor as Collateral after the date hereof, a security agreement substantially in the form of Exhibit K hereto and (ii) with respect to any spare engine that may be pledged by a Grantor as Collateral after the date hereof, a spare engine security agreement based on the form of aircraft security agreement in Exhibit K hereto but with (x) such changes to conform such form of aircraft security agreement to the description of terms of the security agreement applicable to spare engines in Exhibit K hereto and (y) such other changes proposed by the Company and reasonably acceptable to the Required Holders, in the case of each of the foregoing clauses (i) and (ii), as amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Airlines Merger” means the merger, asset transfer, consolidation or any similar transaction involving one or more airline Subsidiaries of the Company (including, without limitation, any such transaction that results in such Subsidiaries operating under a single operating certificate).

“Airport Authority” means any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing an airport or related facilities.

“Applicable Premium” means, with respect to any redemption, repayment, prepayment, satisfaction or discharge (whether in whole or in part or in cash or otherwise) of all or any portion of the Notes with respect to which the Applicable Premium is payable pursuant to the applicable provision of this Indenture (including as a result of any acceleration, bankruptcy, insolvency or reorganization proceeding (but, for avoidance of doubt, excluding repurchase upon consummation of a Change of Control Offer or Asset Sale Offer)), an amount equal to (i) on or after the Closing Date but prior to the First Call Date, the amount, if any, by which (a) the sum of the present values as of the date of redemption, repayment, prepayment, satisfaction or discharge of (1) the remaining payments of interest on the Notes to be redeemed, repaid, prepaid, satisfied or discharged from the date of redemption, repayment, prepayment, satisfaction or discharge through the First Call Date (excluding accrued and unpaid interest to the date of redemption, repayment prepayment, satisfaction or discharge), plus (2) the redemption price as of the First Call Date of the Notes to be redeemed, repaid, prepaid, satisfied or discharged (i.e., 107.5% of the principal amount of such

Notes, plus the amount of interest that would be accrued and unpaid from the Interest Payment Date immediately preceding the First Call Date through the First Call Date), assuming that, for purposes of calculating each of clauses (1) and (2), such Notes were to remain outstanding to the First Call Date and then be redeemed on the First Call Date at the redemption price described above, and, in the case of each of clauses (1) and (2), discounted to the date of redemption, repayment, prepayment, satisfaction or discharge on a semiannual basis (based on a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, exceeds (b) the principal amount of the Notes to be redeemed, repaid, prepaid, satisfied or discharged (provided, however, that in no case shall the Applicable Premium under this clause (i) be less than 7.5% of the principal amount of the Notes to be redeemed, repaid, prepaid, satisfied or discharged), (ii) on or after the First Call Date but on or prior to August 2, 2026, 7.5% of the principal amount of the Notes to be redeemed, repaid, prepaid, satisfied or discharged, (iii) on or after August 2, 2026 but on or prior to August 2, 2027, 5.0% of the principal amount of the Notes to be redeemed, repaid, prepaid, satisfied or discharged, (iv) on or after August 2, 2027 but on or prior to August 2, 2028, 2.5% of the principal amount of the Notes to be redeemed, repaid, prepaid, satisfied or discharged, (v) after August 2, 2028, zero. The Applicable Premium shall be calculated by Axar Capital Management L.P. or one of its Affiliates.

“Asset Sale Offer” means, with respect to any Specified Disposition, an offer to all Holders to repurchase the Notes in an amount equal to the Asset Sale Offer Amount pursuant to procedures set forth in Section 4.13, at a purchase price in cash equal to 100% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to, but excluding, the date of repurchase (the “Asset Sale Offer Purchase Date”).

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the Beneficial Ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have Beneficial Ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Own”, “Beneficially Owns”, “Beneficially Owned” and “Beneficial Ownership” have corresponding meanings.

“Board of Directors” means:

(1)    with respect to a corporation, the board of directors or other governing body of the corporation or any committee thereof duly authorized to act on behalf of such board of directors;

(2)    with respect to a partnership, the Board of Directors or other governing body of the general partner of the partnership;

(3)    with respect to a limited liability company, the managing member or members, manager or managers or any controlling committee of managing members or managers thereof; and

(4)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or, with respect to payments, a place of payment of the Notes.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means, as of the date acquired, purchased or made, as applicable: (i) marketable securities or other obligations (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued or unconditionally guaranteed as to interest and principal by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within three years after such date; (ii) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any instrumentality thereof, in each case maturing within three years after such date and having, at the time of the acquisition thereof, a rating of at least A- (or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody’s; (iii) obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities; provided that, in each case, the security has a maturity or weighted average life of three years or less from such date; (iv) investments in commercial paper maturing no more than one year after such date and having, on such date, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (v) certificates of deposit (including investments made through an intermediary, such as the certificated deposit account registry service), bankers’ acceptances, time deposits, Eurodollar time deposits and overnight bank deposits maturing within three years from such date and issued or guaranteed by or placed with, and any money market deposit accounts issued or offered by, any lender under the Credit Facilities or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has a combined capital and surplus and undivided profits of not less than $250.0 million; (vi) fully collateralized repurchase agreements with counterparties whose long term debt is rated not less than A- by S&P and A3 by Moody’s and with a term of not more than six months from such date; (vii) Investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (i) through (vi) above, in each case, as of such date, including, but not be limited to, money market funds or short-term and intermediate bonds funds; (viii) shares of any money market mutual fund that, as of such date, (a) complies with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended and (b) is rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s; (ix) auction rate preferred securities that, as of such date, have the highest rating obtainable from either S&P or Moody’s and with a maximum reset date at least every 30 days; (x) investments made pursuant to the Company’s or any of its Subsidiaries’ investment guidelines; (xi) deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of $100.0 million; (xii) securities with maturities of three years or less from such date issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; and (xiii) any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet as of such date.

“Change of Control” means the occurrence of any of the following:

(1)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) (other than the Company or any of its Subsidiaries); or

(2)    the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); or

(3)     after consummation of the post-closing transactions set forth in Item 2 on Schedule 4.20 hereto, either (A) the Company shall own directly any other Person or Equity Interests in any other Person, other than Intermediate Holdco, or (B) the Company shall cease to directly, legally and beneficially, own 100% of the economic and voting Equity Interests in Intermediate Holdco.

“Closing Date” means the date of original issuance of the Notes.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” as defined in the Security Agreements.

“Collateral Agent” means U.S. Bank Trust Company, National Association, in its capacity as such, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Collateral Documents” means any Security Agreement, and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, debentures, collateral agency agreements, collateral trust agreements, intercreditor agreements, control agreements or other grants or transfers for security executed and delivered by the Company and/or any Grantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, for the benefit of any of the Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Article 9 of this Indenture.

“Collateral Proceeds Account” means a segregated account or accounts held by or under the control of the Collateral Agent into which the Net Proceeds of any Recovery Event or Disposition of Collateral may be deposited.

“Company” means Global Crossing Airlines Group Inc., and its successors.

“Competitor” means any Person that is or becomes directly and primarily engaged in the same or substantially the same business as the Company and is designated by the Company as such in writing provided to the Trustee under Schedule 1.01 hereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with U.S. GAAP; provided that (without duplication):

(1)    the net income (but not loss) of any Person that is not the specified Person or a Subsidiary or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or Subsidiary of the specified Person;

(2)    the net income (but not loss) of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental or third party approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(3)    the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries will be excluded;

(4)    the cumulative effect of a change in accounting principles on such Person will be excluded;

(5)    the effect of non-cash gains and losses of such Person resulting from Hedging Obligations, including attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Accounting Standards Codification 815—Derivatives and Hedging will be excluded;

(6)    any non-cash compensation expense recorded from grants by such Person of stock appreciation or similar rights, stock options, restricted share units or other rights to officers, directors or employees, will be excluded;

(7)    the effect on such Person of any non-cash items resulting from any write-up, write down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205—Presentation of Financial Statements, 350—Intangibles—Goodwill and Other, 360—Property, Plant and Equipment and 805—Business Combinations (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded;

(8)    to the extent deducted in the calculation of Consolidated Net Income, any non-cash or other charges relating to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Scheduled Maturity will be excluded; and

(9)    any provision for income tax reflected on such Person’s financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business related to this Indenture shall be principally administered.

“Credit Facilities” means, one or more debt facilities, commercial paper facilities, reimbursement agreements or other agreements, including, without limitation, credit agreements, providing for the extension of credit, or securities purchase agreements, indentures or similar agreements, whether secured or unsecured, in each case, with banks, insurance companies, financial institutions or other lenders or investors providing for, or acting as initial purchasers of, revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, surety bonds, insurance products or the issuance and sale of securities, in each case, as amended, restated, modified, renewed, extended, refunded, replaced in any manner (whether upon or after maturity, termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

“Default” means any event which, unless cured or waived, is, or after notice or passage of time or both would be, an Event of Default.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof; provided, that (1) none of (v) the reduction of the frequency of flight operations over any Scheduled Service or other scheduled service, (w) the suspension or cancellation of any Scheduled Service or other scheduled service, (x) the expiration, termination or suspension of any Pledged Route Authority, Pledged Slot or Pledged Gate Leasehold in accordance with the terms under which the applicable Grantor was granted such Pledged Route Authority, Pledged Slot or Pledged Gate Leasehold, (y) the release of any Pledged Slot or Pledged Gate Leasehold from the Collateral pursuant to Section 17 of the Slot Security Agreement or an equivalent provision with a different section reference or the equivalent provision of any SGR Security Agreement or any other Collateral Document relating to such Pledged Slot or Pledged Gate Leasehold, as applicable, shall constitute a Disposition and (2) with respect to any Spare Parts, none of (x) the transfer of possession thereof to the manufacturer thereof or any service provider for testing, overhaul, repairs, maintenance, servicing alterations or modification purposes or to any other Person for transport to the manufacturer thereof or any such service provider and any such purpose or for transfer from one location owned or used by the Company (or of any other Grantor under a Collateral Document granting a security interest in the applicable Spare Parts) to another such location, (y) the subjecting of any such Spare Part to an interchange or pooling, exchange, borrowing, maintenance or servicing arrangement or (z) the sale, transfer or exchange between or among the Company and its Subsidiaries to the extent such Persons are Grantors under Collateral Documents granting a security interest in the applicable Spare Parts, shall in any such case, constitute a Disposition. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock, or is redeemable at the option of the holder of the Capital Stock, in whole or in part (other than as a result of a change of control or asset sale), on or prior to the date that is 365 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company or any Subsidiary to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company or such Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia other than any Subsidiary of a Foreign Subsidiary.

“DOT” means the United States Department of Transportation and any successor thereto.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Holder, its applicable office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Holder, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Holder with respect to an applicable interest in a Note pursuant to a law in effect on the date on which (i) such Holder acquires such interest in the Note or (ii) such Holder changes its applicable office, except in each case to the extent that, amounts with respect to such Taxes were payable either to such Holder’s assignor immediately before such Holder became a party hereto or to such Holder immediately before it changed its applicable office and (c) any withholding Taxes imposed under FATCA.

“FAA” means the United States Federal Aviation Administration and any successor thereto.

“FAA Slot” means, at any time of determination, in the case of airports in the United States at which landing or take-off operations are restricted, the right and operational authority to conduct a landing or take-off operation at a specific time or during a specific time period at such airport, including, without limitation, slots, arrival authorizations and operating authorizations, whether pursuant to FAA or DOT regulations or orders pursuant to Title 14, Title 49 or other federal statutes or regulations now or hereinafter in effect.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an Officer of the Company; provided that any such Officer shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the United States airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Indenture (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Finance Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time be required to be accounted for as a financing or capital lease (and, for avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP as in effect prior to giving effect to the adoption of Accounting Standards Update (“ASU”) No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842),” and the Scheduled Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“First Call Date” means August 2, 2025.

“Foreign Aviation Authority” means any non-U.S. governmental, quasi-governmental, regulatory or other agency, public corporation or private entity that exercises jurisdiction over the issuance or authorization (i) to serve any non-U.S. point on any Scheduled Service that any applicable Person is serving at any time and/or to conduct operations related to any Scheduled Service and Foreign Gate Leaseholds at any time and/or (ii) to hold and operate any Foreign Slots at any time.

“Foreign Gate Leasehold” means, at any time of determination, all of the right, title, privilege, interest and authority of an applicable Person to use or occupy space in an airport terminal at any airport outside the United States, that is an origin and/or destination point with respect to any Scheduled Service, in each case only to the extent necessary for such Person to provide such Scheduled Service.

“Foreign Slot” means, at any time of determination, in the case of airports outside the United States, the right and operational authority to conduct one landing or take-off operation at a specific time or during a specific time period at such airport.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, which, unless otherwise stated in connection with a particular metric, are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, such other statements by such other entity as have been approved by a significant segment of the accounting profession and the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Gate Leasehold” means all of the right, title, interest, privilege and authority of any Person to use or occupy space in an airport terminal in connection with the provision of air carrier service.

“General Security Agreement” means the Security Agreement, dated as of the date hereof by and among the Company, as grantor, the other grantors party thereto from time to time and the Collateral Agent or any security agreement executed and delivered to the Collateral Agent substantially in the form of Exhibit G hereto, in each case as amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit and which are not callable or redeemable at the issuer’s option.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency (including without limitation the DOT and the FAA), authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government (including any supra-national bodies such as the European Union). Governmental Authority shall not include any Person in its capacity as an Airport Authority.

“Grantor” means (i) the Company and (ii) any Guarantor that may from time to time provide a security interest in Collateral pursuant to the Collateral Documents.

“Ground Service Equipment” means the ground service equipment, deicers, ground support equipment, aircraft cleaning devices, materials handling equipment, passenger walkways and other similar equipment owned by, or (solely for the purposes of Section 4.08(b)(17)) subject to a Finance Lease of, the Company or any of its Subsidiaries.

“Guarantee” means a guarantee (other than (i) by endorsement of negotiable instruments for collection or (ii) customary contractual indemnities, in each case in the Ordinary Course of Business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).

“Guarantors” means, initially, each Subsidiary of the Company that is or becomes party to this Indenture as a Guarantor and their respective successors and assigns, and after the date hereof, any Person that guarantees the Notes in accordance with Section 4.17 or Section 9.01 hereof, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any Person, all obligations and liabilities of such Person under:

(1)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)    other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) customary clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses), whether or not contingent:

(1)    in respect of borrowed money;

(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit, bank guarantees or reimbursement agreements in respect thereof (to the extent such obligations would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP);

(3)    in respect of banker’s acceptances;

(4)    representing Finance Lease Obligations;

(5)    representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, but excluding in any event trade payables arising in the Ordinary Course of Business; and/or

(6)    representing any Hedging Obligations;

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815-Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Indenture or any Collateral Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Purchaser” has the meaning set forth in the Subscription Agreement.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Interest Payment Date” has the meaning set forth in Exhibit A attached hereto.

“Intellectual Property” means all intellectual property rights, priorities and privileges relating to intellectual property, whether arising under the laws of the United States, multinational treaties or the laws of foreign jurisdictions.

“Investments” means, with respect to any Person, all direct or indirect investments made from and after the Closing Date by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), capital contributions or advances, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company after the Closing Date such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(e) hereof. Notwithstanding the foregoing, any Equity Interests retained by the Company or any of its Subsidiaries after a disposition or dividend of assets or Capital Stock of any Person in connection with any partial “spin-off” of a Subsidiary or similar transactions shall not be deemed to be an Investment. The acquisition by the Company or any Subsidiary of the Company after the Closing Date of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(e) hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and any agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidity” means the sum of all Unrestricted Cash and Cash Equivalents of the Company and its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on (a) the consolidated business, operations, property or financial condition of the Company and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any of this Indenture or the Collateral Documents or the rights or remedies of the Trustee, the Collateral Agent and the Holders of the Notes or (c) the ability of the Company and the Guarantors, taken as a whole, to pay the Note Obligations.

“Material Indebtedness” means any Indebtedness of the Company or Subsidiaries (other than the Notes) outstanding under the same agreement in a principal amount exceeding $3,000,000.

“Material Intellectual Property” means any Intellectual Property owned by the Company or any Subsidiary that is material to the operations of the business of the Company and its Subsidiaries, taken as a whole.

“Maturity Date” means August 2, 2029, the final scheduled maturity date of the Notes; provided that the final scheduled maturity date of the Notes (and the “Maturity Date”) may be changed to an earlier date in accordance with Section 9.01.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or similar security instrument with respect to Real Property Assets constituting Collateral, as amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Net Proceeds” means the aggregate cash and Cash Equivalents received by the Company or any of its Subsidiaries in respect of any Disposition of Collateral or Recovery Event, net of: (a) the direct costs and expenses relating to such Disposition of Collateral and incurred by the Company or a Subsidiary (including the sale or disposition of any such noncash consideration received) or any such Recovery Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Disposition of Collateral or Recovery Event, taxes paid or payable as a result of the Disposition of Collateral or Recovery Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; (b) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established or to be established, in each case, in accordance with GAAP; and (c) any portion of the purchase price from a Disposition of Collateral placed in escrow pursuant to the terms of such Disposition of Collateral (either as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Disposition of Collateral) until the termination of such escrow.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means the “Note Documents” as defined in the Subscription Agreement.

“Note Guarantee” means the Guarantee by the Company of the Note Obligations or any other person providing a Guarantee pursuant to Sections 4.17 or 9.01 under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Note Obligations” means all principal of, the Applicable Premium on, and interest on the Notes, when and as the same shall become due and payable, whether at Stated Maturity, upon redemption, upon acceleration, upon tender for repayment at the option of any Holder or otherwise, according to the terms thereof and of this Indenture and all other obligations and liabilities of the Company, the Guarantors and the Grantors with respect to the Notes, this Indenture, the Collateral Documents and the Subscription Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, to any Holder, the Collateral Agent or the Trustee, whether on account of principal, the Applicable Premium, interest, fees, indemnities, out-of-pocket costs, and expenses or otherwise.

“Notes” has the meaning assigned to it in the preamble to this Indenture.

“NRSRO” means a nationally recognized statistical rating organization so designated by the U.S. Securities and Exchange Commission, whose status has been confirmed by the Securities Valuation Office of the National Association of Insurance Commissioners.

“Obligations” means, with respect to any Indebtedness, any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest and fees accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in such indebtedness, even if such interest or fees are not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities, in each case payable under the documentation governing such Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Secretary, Assistant Treasurer, the Controller, the Secretary or any Executive Vice President, Senior Vice President or Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by any one of the following officers of the Company: the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 12.03 hereof.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) under which such Person is lessee, that is not a lease representing Finance Lease Obligations.

“Opinion of Counsel” means an opinion reasonably acceptable to the Trustee from legal counsel, that meets the requirements of Section 12.03 hereof. The counsel may be an employee of or counsel to the Company, or any Subsidiary of the Company.

“Ordinary Course of Business” means, with respect to the Company or any of its Subsidiaries, (a) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of, the Company and its Subsidiaries, (b) customary and usual in the commercial airline industry in the United States or (c) consistent with the past or current practice of one or more commercial air carriers in the United States.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Indenture or any Collateral Document, or sold or assigned an interest in any Note or this Indenture or any Collateral Document).

“Other Intercreditor Agreement” means a customary intercreditor agreement reasonably acceptable to the Required Holders.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Indenture or any Collateral Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Pari Passu Debt” means Indebtedness (other than the Notes and the Note Guarantees) that is secured by a Pari Passu Lien.

“Pari Passu Lien” means a Lien on the Collateral that is pari passu with the Liens on the Collateral securing the Note Obligations.

“Perfection Certificate” means the Perfection Certificate, dated as of the Closing Date, executed by the Company, as amended, restated, supplemented or otherwise modified from time to time.

“Permitted Business” means any business that is similar, or reasonably related, ancillary, supportive or complementary to, or any reasonable extension of the business in which the Company and its Subsidiaries are engaged on the Closing Date.

“Permitted Disposition” means, so long as no Event of Default has occurred and is then continuing or would result from the applicable Disposition, (i) a Disposition of property by the Company or any of its Subsidiaries that is worn out or obsolete in the conduct of the Permitted Business, (ii) a Disposition by the Company or any of its Subsidiaries of tangible property that is not and has not been used and is not reasonably required for carrying out conduct of the Permitted Business, provided that the Company receives not less than the Fair Market Value for such property and the consideration therefor is cash or Cash Equivalents, (iii) a Disposition of inventory in the Ordinary Course of Business, (v) any Disposition of any equipment the Ordinary Course of Business, (vi) any Dispositions between and among Grantors, (vii) any Disposition of Collateral permitted by any of the Collateral Documents (to the extent such permission is not made by cross-reference to, or incorporation by reference of, a Disposition of Collateral permitted under Section 4.13); and or (viii) any Disposition otherwise approved in writing by the Required Holders.

“Permitted Investments” means:

(1)

(x) any Investment in the Company or in a Subsidiary of the Company that is a Grantor and (y) any Investment by any Grantor in any Subsidiary of the Company that is not a Grantor in an aggregate amount outstanding at any time not to exceed $2.5 million;

(2)	any Investment in cash, Cash Equivalents and any foreign equivalents;

(3)	any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Subsidiary of the Company; or

(b)

such Person, in one transaction or a series of related and substantially concurrent transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from a Permitted Disposition of assets;

(5)	any acquisition of assets or Capital Stock in exchange for the issuance of Qualifying Equity Interests of the Company;

(6)

any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the Ordinary Course of Business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes;

(7)

Investments represented by Hedging Obligations or made in connection therewith (including any cash collateral or other collateral that does not constitute Collateral provided to or by the Company or any of its Subsidiaries in connection with any Hedging Obligation);

(8)

Investments or commitments to make Investments acquired after the Closing Date and any other Investments consisting of extensions, modifications or renewals of such Investments as a result of the acquisition by the Company or any Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Subsidiaries in a transaction that is not prohibited by Section 5.01 hereof after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation, were in existence on the date of such acquisition, merger, amalgamation or consolidation and such Investments permitted by this clause (8) are held in a Domestic Subsidiary;

(9)

Investments in connection with financing any pre-delivery, progress or other similar payments relating to the acquisition of aircraft, including Investments financed by Aircraft Indebtedness, the aggregate amount outstanding at any time shall not exceed $5.0 million;

(10)

Investments in travel or airline related businesses made in connection with marketing and service agreements, alliance agreements, distribution agreements, agreements relating to flight training, agreements relating to insurance arrangements, agreements relating to spare parts management systems and other similar agreements, in an aggregate amount outstanding at any time not to exceed $5.0 million;

(11)	Investments consisting of payroll advances and advances for business and travel expenses in the Ordinary Course of Business, in an aggregate amount outstanding at any time not to exceed $3.0 million;

(12)	Investments made by way of any endorsement of negotiable instruments received in the Ordinary Course of Business and presented to any bank for collection or deposit;

(13)

Investments consisting of stock, obligations or securities received in settlement of amounts owing to the Company or any Subsidiary in the Ordinary Course of Business or in a distribution received in respect of an Investment permitted hereunder;

(14)	Investments in fuel consortia and in connection with agreements with respect to fuel consortia and fuel supply and sales, in each case, in the Ordinary Course of Business;

(15)	redemption or purchase of the Notes;

(16)	any Guarantee of Indebtedness permitted to be incurred by Section 4.08 hereof other than a Guarantee of Indebtedness of an Affiliate of the Company that is not a Subsidiary of the Company;

(17)

any Investment of the Company and its Subsidiaries existing on the Closing Date and any Investment consisting of an extension, modification or renewal of any such Investment existing on the Closing Date;

(18)	Investments consisting of payroll advances and advances for business and travel expenses in the Ordinary Course of Business;

(19)	Investments made by way of any endorsement of negotiable instruments received in the Ordinary Course of Business and presented to any bank for collection or deposit;

(20)

Investments consisting of stock, obligations or securities received in settlement of amounts owing to the Company or any Subsidiary in the Ordinary Course of Business or in a distribution received in respect of an Investment permitted hereunder;

(21)	advances to airport operators of landing fees and other customary airport charges for carriers on behalf of which the Company or any of its Subsidiaries provides ground handling services;

(22)

Investments consisting of guarantees of Indebtedness of any Person to the extent that such Indebtedness is incurred by such Person in connection with activities related to the business of the Company or any of its Subsidiaries and the Company has determined that the incurrence of such Indebtedness is beneficial to the business of the Company or such Subsidiaries, in an aggregate amount outstanding at any time not to exceed $5.0 million; and

(23)

Investments consisting of advance payments and deposits for goods and services and commission, travel and similar advances to officers, employees and consultants made in the Ordinary Course of Business, in an aggregate amount outstanding at any time not to exceed $10.0 million.

“Permitted Liens” means:

(1)	Liens held by the Collateral Agent securing the Note Obligations;

(2)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(3)

Liens imposed by law, including carriers’, vendors’, materialmen’s, warehousemen’s, landlord’s, mechanics’, repairmen’s, employees’ or other like Liens, in each case, incurred in the Ordinary Course of Business;

(4)	Liens arising by operation of law in connection with judgments, attachments or awards (other than in connection with debt for borrowed money) which do not constitute an Event of Default hereunder;

(5)

(A) any overdrafts and related liabilities arising from treasury, netting, depository and cash management services or in connection with any automated clearing house transfers of funds, in each case as it relates to cash or Cash Equivalents, if any, and (B) Liens arising by operation of law or that are contractual rights of set off in favor of the depository bank or securities intermediary in respect of any letter of credit account or the Collateral Proceeds Account;

(6)

mortgages, easements (including, without limitation, reciprocal easement agreements and utility agreements), rights of way, covenants, reservations, encroachments, land use restrictions, encumbrances or other similar matters and title defects, in each case as they relate to Real Property Assets, which (A) do not interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole, or their utilization of such property, (B) do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Company and its Subsidiaries, taken as a whole and (C) do not materially adversely affect the marketability of the applicable property;

(7)	salvage or similar rights of insurers, in each case as it relates to any aircraft, airframe, engine or Spare Parts, if any;

(8)

any Transfer Restriction that applies to the transfer or assignment (other than the pledge, grant or creation of a security interest or mortgage) of any asset, right or property constituting Collateral;

(9)

with respect to spare parts (including Spare Parts), purchase money security interest Liens held by a vendor for goods purchased from such vendor, in each case arising in the Ordinary Course of Business and for which the Company or the applicable Grantor pays such vendor within 60 days of such purchase;

(10)	Liens directly resulting from (x) any Disposition permitted under Section 4.13 or (y) any sale of such Collateral in compliance with Section 4.13;

(11)	Liens on Collateral expressly permitted by any of the Collateral Documents;

(12)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(13)	in the case of any leased real property, any interest or title of the lessor thereof;

(14)	Liens arising from precautionary UCC and similar financing statements relating to Operating Leases not otherwise prohibited under this Indenture or any Collateral Document;

(15)

Liens on Ground Service Equipment solely to the extent attributable to the possession or use of such Ground Service Equipment, so long as such Liens are subject and subordinate to the Lien of the Collateral Agent on such Collateral; and

(16)	Liens on Collateral securing Permitted Pari Passu Debt, to the extent subject to an Other Intercreditor Agreement;

(17)

Liens on acquisition of commercial aircraft in passenger or cargo configuration or engines, to be operated as part of its Permitted Business of the Company or its Subsidiaries securing Aircraft Indebtedness but only to the extent such Aircraft Indebtedness was funded to acquire such aforementioned property;

(18)

Liens arising from precautionary UCC and similar financing statements relating to Indebtedness permitted under Section 4.08(b)(17); provided that Liens under this clause (18) are only in respect of property subject to , and secure only, the indebtedness permitted under Section 4.08(b)(17); or

(19)	Liens arising from any Indebtedness listed on Schedule 4.07(b)(18).

“Permitted Pari Passu Debt” means any Pari Passu Debt; provided, however, that:

(1)

immediately after giving pro forma effect to the incurrence of such Pari Passu Debt and the use of proceeds therefrom, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(2)	such Pari Passu Debt shall not be incurred or guaranteed by any Person other than the Company or a Guarantor (unless such Person also guarantees the Notes);

(3)

the proceeds of such Pari Passu Debt shall be invested in the business of the Company and its Subsidiaries, including for working capital of the Company and its Subsidiaries and to service scheduled principal and interest payments on other Indebtedness (and such Pari Passu Debt shall not be issued in exchange for, and the net proceeds of Pari Passu Debt shall not be used to renew, refund, extend, refinance, replace, defease or discharge, Indebtedness of the Company or any of its Affiliates);

(4)

such Pari Passu Debt shall not mature earlier than, or have a Weighted Average Life to Maturity shorter than, that of the Notes (unless the final scheduled maturity date of the Notes (and the “Maturity Date”) is changed to an earlier date in accordance with Section 9.01 to the extent necessary so that such Pari Passu Debt does not mature earlier than, or have a Weighted Average Life to Maturity shorter than, that of the Notes);

(5)

such Pari Passu Debt, and the Liens on the Collateral securing such Pari Passu Debt, shall be subject to an Other Intercreditor Agreement and shall not be secured by any property other than the Collateral; and

(6)

(a) such Permitted Pari Passu Debt is first offered to the Holders of Notes at least 60 days prior to being offered to any other Persons and in such case Holders of Notes shall have 60 days from receipt of notice from the

Company to deliver a term sheet to the Holders of Notes setting out the material terms of such Permitted Pari Passu Debt having the same level of detail as the Term Sheet (the “Permitted Pari Passu Debt Term Sheet”), (b) after receipt of the Permitted Pari Passu Debt Term Sheet, the Company shall provide notice to the Holders of Notes within 30 days that the Company has either accepted or rejected the Permitted Pari Passu Debt Term Sheet and (c) in the event that (i) the Company rejects the Permitted Pari Passu Debt Term Sheet; or (ii) the Company accepts the Permitted Pari Passu Debt Term Sheet and definitive documentation with respect to the financing transaction contemplate by such Permitted Pari Passu Debt Term Sheet is not executed within 30 days of such acceptance, then the Company may enter into a financing transaction with another Person (other than an Affiliate of the Company) for the Permitted Pari Passu Debt provided that the Total Cost of Capital is 20% or more below the Total Cost of Capital that was set out in the Permitted Pari Passu Debt Term Sheet.

“Permitted Refinancing Indebtedness” means any Indebtedness (or commitments in respect thereof) of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount (or accreted value, if applicable) when initially incurred of the Indebtedness renewed, refunded, extended, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness (whether or not capitalized or accreted or payable on a current basis) and the amount of all fees and expenses, including premiums, incurred in connection therewith (such original principal amount plus such amounts described above, collectively, for purposes of this clause (1), the “preceding amount”)); provided that with respect to any such Permitted Refinancing Indebtedness that is refinancing secured Indebtedness and is secured by all or a portion of the same collateral, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness shall not exceed the greater of the preceding amount and the Fair Market Value of the assets securing such Permitted Refinancing Indebtedness (which Fair Market Value may, at the time of an advance commitment, be determined to be the Fair Market Value at the time of such commitment or (at the option of the issuer of such Indebtedness) the Fair Market Value projected for the time of incurrence of such Indebtedness);

(2)    such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged or (b) more than 180 days after the final maturity date of the Notes; and

(3)    such Permitted Refinancing Indebtedness is on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” (other than a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA), that is maintained or is contributed to by the Company or any ERISA Affiliate and that is a pension plan subject to the provisions of Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA.

“Pledged Foreign Gate Leaseholds” means, as of any date, the Foreign Gate Leaseholds included in the Collateral as of such date, if any.

“Pledged Gate Leaseholds” means, as of any date, the Gate Leaseholds included in the Collateral as of such date, if any.

“Pledged Route Authorities” means, as of any date, the Route Authorities included in the Collateral as of such date, if any.

“Pledged Slots” means, as of any date, the Slots included in the Collateral as of such date, if any.

“Pledged Spare Parts” means, as of any date, the Spare Parts included in the Collateral as of such date, if any.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QEC Kits” means the quick engine change kits owned by the Company or any of its Subsidiaries.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualifying Equity Interests” means Equity Interests of the Company other than Disqualified Stock.

“Rating” means a credit rating with respect to the Notes from a NRSRO; provided that if more than one (1) NRSRO has issued a Rating and such Ratings are not equivalent, the lowest of such Ratings shall be deemed to be the Rating.

“Real Property Assets” means parcels of real property owned in fee by the Company or any other Grantor and together with, in each case, all buildings, improvements, facilities, appurtenant fixtures and equipment, easements and other property and rights incidental or appurtenant to the ownership of such parcel of real property or any leasehold interests in real property held by the Company or any other Grantor.

“Recovery Event” means any settlement of or payment by the applicable insurer in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral or any Event of Loss (as defined in the related Collateral Document pursuant to which a security interest in such Collateral is granted to the Collateral Agent).

“Regulation S” means Regulation S promulgated under the Securities Act.

“Required Holders” means Holders of at least a majority in aggregate principal amount of the outstanding Notes.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee with direct responsibility for the administration of this Indenture and also means, with respect to a particular matter with respect to this Indenture, any other officer of the Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Route Authority” means any route authority (including any applicable certificate, exemption and frequency authorities, or portion thereof) granted by the DOT or any other Governmental Authority and held by any Person pursuant to any treaties or agreements entered into by any applicable Governmental Authority and as in effect from time to time that permit such Person to operate international air carrier service.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings and its successors.

“Sale of a Grantor” means, with respect to any Collateral, an issuance, sale, lease, conveyance, transfer or other disposition of the Capital Stock of the applicable Grantor that owns such Collateral other than (1) an issuance of Equity Interests by a Grantor to the Company or another Subsidiary of the Company, (2) an issuance of Equity Interests by the Company, or (3) an issuance of directors’ qualifying shares.

“Scheduled Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Scheduled Service” means, at any time of determination, any non-stop scheduled air carrier service being operated by any Grantor at such time that constitutes a “Scheduled Service” pursuant to any Security Agreement.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means the Holders, the Trustee, the Collateral Agent and each other holder of Note Obligations.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means any Slot Security Agreement, SGR Security Agreement, Aircraft Security Agreement, General Security Agreement, Spare Parts Security Agreement, Spare Engines Security Agreement or Mortgage.

“SGR Security Agreement” means any security agreement related to Route Authorities, Slots and/or Foreign Gate Leaseholds substantially in the form of Exhibit I hereto, as amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Significant Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“Slot” means each FAA Slot and each Foreign Slot.

“Slot Security Agreement” means any security agreement executed and delivered to the Collateral Agent substantially in the form of Exhibit H hereto, in each case as amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Spare Engines Security Agreement” means any security agreement related to aircraft engines substantially in the form of Exhibit L hereto, as amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Spare Parts” means any and all appliances, parts, instruments, appurtenances, accessories, avionics, furnishings, seats and other equipment of whatever nature which are of the type of aircraft spare parts other than any QEC Kits, excluding any such spare parts to the extent installed on any aircraft or engine from time to time.

“Spare Parts Locations” has the meaning set forth in any applicable Spare Parts Security Agreement.

“Spare Parts Security Agreement” means any security agreement related to Spare Parts substantially in the form of Exhibit J hereto, as amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Stated Maturity” means the date specified in the Notes as the fixed date on which an amount equal to the principal amount of the Notes is due and payable.

“Subscription Agreement” means the Subscription Agreement, dated as of the Closing Date, among the Company and the Initial Purchasers, as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person:

(1)

any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)

any partnership, joint venture or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Sheet” means the document entitled Global Crossing Airlines, Inc. – Summary of Principal Terms and Conditions dated June 8, 2023 and executed by the Axar Capital Management L.P. and the Company on June 9, 2023.

“Title 49” means Title 49 of the U.S. Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto or any subsequent legislation that amends, supplements or supersedes such provisions.

“Total Cost of Capital” means annual yield to maturity of the Indebtedness calculated taking into account: (i) interest rate payable on the Indebtedness (in the case of floating rate debt, the cost assuming any index was converted to fixed by way of an interest rate swap); (ii) any original issue discount or other upfront, arrangement or structuring fee on the Indebtedness; (iii) the value of any Equity Interests issuable directly in connection with such Indebtedness with such Equity Interests valued using the closing market price of such Equity Interests on the primary stock exchange of the Company for the day prior the execution of a term sheet for such Indebtedness, or if the Equity Interests are not listed on a stock exchange then their fair market value as determined by the Company; and (iv) the value of any securities that are convertible into Equity Interests issued directly in connection with the Indebtedness, calculated using a Black-Scholes valuation that uses the same assumptions as the Company has used in its most recent set of published financial statements. The Total Cost of Capital shall not include any pre-payment premiums or default rate of interest.

“Transfer Restriction” means, with respect to any grant of a security interest in any Slots, Route Authorities or Gate Leaseholds, any prohibition, restriction or consent requirement, whether arising under contract, applicable law, rule or regulation, or otherwise, relating to the transfer or assignment by a Grantor of, or the pledge, grant, or creation by a Grantor of a security interest or mortgage in, any right, title or interest in any asset, right or property, or any claim, right or benefit arising thereunder or resulting therefrom, if any such transfer or assignment thereof (or any pledge, grant or creation of a security interest or mortgage therein) or any attempt to so transfer, assign, pledge, grant or create, in contravention or violation of any such prohibition or restriction or without any required consent of any Person would (i) constitute a violation of the terms under which such Grantor was granted such right, title or interest or give rise to a default, breach, right of recoupment, claim, defense, termination, right of termination or remedy with respect thereto, (ii) entitle any Governmental Authority or other Person to terminate or suspend any such right, title or interest (or such Grantor’s interest in any agreement or license related thereto), or (iii) be prohibited by or violate any applicable law, rule or regulation, except, in any case, to the extent such “Transfer Restriction” shall be rendered ineffective (both to the extent that it (x) prohibits, restricts or requires consent and (y) gives rise to a default, breach, right of recoupment, claim, defense, termination, right of termination or remedy) by virtue of any applicable law, including, but not limited to Sections 9-406, 9-407, 9-408 or 9-409 of the NY UCC, to the extent applicable (or any corresponding sections of the UCC in a jurisdiction other than the State of New York to the extent applicable).

“Treasury Rate” means, with respect to any date of redemption, repayment, prepayment, satisfaction or discharge, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding any date of redemption, repayment, prepayment, satisfaction or discharge based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the date of redemption, repayment, prepayment, satisfaction or discharge to the First Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the First Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a First Call Date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the date of redemption, repayment, prepayment, satisfaction or discharge.

If on the third Business Day preceding the date of redemption, repayment, prepayment, satisfaction or discharge, H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such date of redemption, repayment, prepayment, satisfaction or discharge, of the United States Treasury security maturing on, or with a maturity that is closest to, the First Call Date, as applicable. If there is no United States Treasury security maturing on the First Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the First Call Date, one with a maturity date preceding the First Call Date and one with a maturity date following the First Call Date, the Company shall select the United States Treasury security with a maturity date preceding the First Call Date. If there are two or more United States Treasury securities maturing on the First Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trustee” means U.S. Bank Trust Company, National Association in its capacity as such, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Cash” means cash and Cash Equivalents of the Company and other Grantors that (i) may be classified (or required to be classified), in accordance with GAAP, as “unrestricted” on the consolidated balance sheets of the Company or (ii) may be classified, in accordance with GAAP, as “restricted” on the consolidated balance sheets of the Company solely in favor of the secured parties pursuant to any secured Credit Facility; provided, however, that Unrestricted Cash shall not include (a) cash or Cash Equivalents deposited as additional “collateral” for the obligations under a secured Credit Facility, (b) passenger facility charges, (c) cash, Cash Equivalents or other assets carried in deposit accounts and securities accounts pursuant to the terms of a secured Credit Facility to the extent the secured parties thereunder are exercising control of such accounts or (d) cash or Cash Equivalents consisting of rent collections, maintenance payments and security deposits received from lessees relating to any Finance Lease Obligations or Operating Lease Obligations.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)    the then outstanding principal amount of such Indebtedness.

Section 1.02    Other Definitions.

Term	Defined in Section
“Acceleration Event”	6.02
“Authentication Order”	2.02
“Bankruptcy Custodian”	6.01
“Change of Control Offer”	4.10	(a)
“Change of Control Payment”	4.10	(a)
“Change of Control Payment Date”	4.10	(a)(2)
“Covenant Defeasance”	8.04
“DTC”	2.03
“Event of Default”	6.01
“incur”	4.08	(a)
“Interest Period”	Ex. A

“Intermediate Holdco”	Sch. 4.20
“Legal Defeasance”	8.03
“Paying Agent”	2.03
“Permitted Debt”	4.08	(b)
“Permitted Person”	1.01
“Primary Treasury Dealer”	1.01
“Registrar”	2.03
“Restricted Payments”	4.07	(a)(4)
“Specified Disposition”	4.13
“TIA”	1.03

Section 1.03    Application of Trust Indenture Act. This Indenture is not and will not be qualified under the Trust Indenture Act of 1939, as amended (the “TIA”). Notwithstanding anything in this Indenture to the contrary, the TIA shall not apply and none of the Company, the Guarantors, the Trustee or the Collateral Agent shall be required to comply with the TIA.

Section 1.04    Rules of Construction.

Unless the context otherwise requires:

(1)    a term has the meaning assigned to it;

(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)    “or” is not exclusive;

(4)    “including” is not limiting;

(5)    words in the singular include the plural, and in the plural include the singular;

(6)    “will” shall be interpreted to express a command;

(7)    provisions apply to successive events and transactions;

(8)    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights; and

(9)    references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01    Form and Dating.

(a)    General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. Notwithstanding anything in this Indenture or any Collateral Document to the contrary, the aggregate principal amount of Notes that may be issued, authenticated and delivered hereunder may not exceed $35,000,000.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors, the Trustee and the Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)    Definitive Notes. Notes issued in definitive form will be substantially in the form of Exhibit A hereto.

Section 2.02    Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual, facsimile or other electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), an Officer’s Certificate and Opinion of Counsel, (a) authenticate Notes for original issue that may be validly issued under this Indenture. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03    Registrar and Paying Agent.

The U.S. Bank Trust Company, National Association will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the names and addresses of the Holders, of the Notes and of their transfer and exchange, and of the principal amounts (and stated interest) owing to each Holder under the Notes. The entries in the register shall be conclusive absent manifest error, and the Company, the Trustee and the Holders shall treat each person whose name is record in the register pursuant to the terms hereof as a Holder hereunder for all purposes of this Indenture. The register shall be available for inspection by the Company and any Holder, at any reasonable time and from time to time upon reasonable prior notice. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Section 2.04    Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, the Applicable Premium on, or interest, if any, on, the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05    Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.06    Transfer and Exchange.

(a)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)    if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof;

(B)    if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (4) or (5) thereof; and

(C)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications and Opinion of Counsel required by item (6) thereof, if applicable.

(2)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)    if the Holder of such Restricted Definitive Notes proposes to exchange the Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (2) or (6) thereof, if applicable; or

(B)    if the Holder of such Restricted Definitive Notes proposes to transfer the Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (2) or (6) thereof, if applicable;

and, in each such case set forth in subparagraphs (A) and (B), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer the Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(b)    Legends. The following legends will appear on the face of all Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)    Private Placement Legend.

(A)    Except as permitted by subparagraph (B) below, each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (5) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. EACH HOLDER OF THE NOTES EVIDENCED HEREBY AGREES TO THE FOREGOING TRANSFER RESTRICTIONS AND EACH HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE NOTE EVIDENCED HEREBY OF THE TRANSFER RESTRICTIONS SET FORTH HEREIN.”

(B)    Notwithstanding the foregoing, any Definitive Note issued pursuant to subparagraph (a)(2) or (a)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(c)    General Provisions Relating to Transfers and Exchanges.

(1)    To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)    No service charge will be made to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.07, 4.10, and 9.04 hereof).

(3)    The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)    Notwithstanding anything in this Indenture to the contrary, unless an Event of Default has occurred and is continuing, no record owner of the Notes may transfer any Notes without the prior written consent of the Company (such consent to not be unreasonably withheld or delayed); provided however, that the Company’s consent will be deemed given with respect to a proposed transfer if no response is received within ten (10) Business Days after having received a written request from such record owner of the Notes pursuant to this Section 2.06(h)(4); provided, further, that no sale, pledge, assignment or other transfer of any Notes or any beneficial interest therein will be permitted to any Competitor (other than Affiliates of the Holders that are bona fide debt funds or fixed income investors that are engaged in making or purchasing commercial loans, notes or similar debt investments in the ordinary course of business).

(5)    All Definitive Notes issued upon any registration of transfer or exchange of Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Definitive Notes surrendered upon such registration of transfer or exchange.

(6)    Neither the Registrar nor the Company will be required:

(A)    to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)    to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)    to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(7)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, the Applicable Premium and interest on, the Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(8)    The Trustee will authenticate Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(9)    All certifications, certificates and Opinions of Counsel required to be submitted to the Company and the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile, PDF or similar electronic transmission.

Notwithstanding anything to the contrary herein, neither the Trustee nor the Registrar shall be responsible for ascertaining whether any transfer complies with the registration provisions of or exemptions from the Securities Act or applicable state securities laws or Section 2.06(h)(4). Nothing herein shall impose any obligation or liability upon the Trustee or Registrar in respect of any transfer of Notes of which the Trustee or Registrar has no knowledge.

Section 2.07    Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08    Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date the Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09    Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10    Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11    Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirements of the Exchange Act and the customary procedures of the Trustee). Certification of the cancellation of all canceled Notes will be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12    Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13    No Reissuance of Notes.

The Company may not reissue a Note that has matured, been redeemed, been purchased by the Company at the Holder’s option upon a Change of Control or otherwise been canceled, except for registration of transfer, exchange or replacement of such Note.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01    Notice to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 10 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1)    the clause of this Indenture pursuant to which the redemption shall occur;

(2)    the redemption date;

(3)    the principal amount of Notes to be redeemed; and

(4)    the redemption price and the amount of accrued and unpaid interest to the redemption date.

If the redemption price is not known at the time such notice is to be given, the actual redemption price, calculated as described in the terms of the Notes to be redeemed, shall be set forth in an Officer’s Certificate of the Company delivered to the Trustee no later than two Business Days prior to the redemption date.

Section 3.02    Selection of Notes to Be Redeemed or Purchased.

If less than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in any manner that the Trustee deems fair and appropriate, including by lot, pro rata or other method. The Trustee shall make the selection at least 10 days but no more than 60 days before the redemption date from Notes outstanding not previously called for redemption. The Trustee will select the Notes to be redeemed in principal amounts of $100,000 or integral multiples of $1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03    Notice of Redemption.

At least 10 days but not more than 60 days before a redemption date, the Company shall mail a notice of redemption by first-class mail to each Holder whose Notes are to be redeemed, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 hereof.

The notice shall identify the Notes to be redeemed and shall state:

(a)    the redemption date;

(b)    the redemption price;

(c)    the name and address of the Paying Agent;

(d)    if any Notes are being redeemed in part, the portion of the principal amount of the Notes to be redeemed and that, after the redemption date and upon surrender of the Notes, new Notes in principal amount equal to the unredeemed portion of the original Notes shall be issued in the name of the Holder thereof upon cancellation of the original Notes;

(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)    that interest on the Notes called for redemption ceases to accrue on and after the redemption date unless the Company defaults in the deposit of the redemption price;

(g)    the CUSIP number, if any; and

(h)    any other information as may be required by the terms of the Notes being redeemed.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 10 days (unless a shorter time shall be acceptable to the Trustee) prior to the notice date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice.

Any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including the consummation of a Change of Control. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.

Section 3.04    Effect of Notice of Redemption.

Once notice of redemption is mailed as provided in Section 3.03, Notes called for redemption become due and payable on the redemption date and at the redemption price. Upon surrender to the Paying Agent, the Notes shall be paid at the redemption price plus accrued interest, to the redemption date. If the redemption notice is given and funds deposited as required by Section 3.05, then interest will cease to accrue on and after the redemption date on the Notes or portions of such Notes called for redemption.

Section 3.05    Deposit of Redemption or Purchase Price.

On or before 11:00 a.m., New York City time, on the redemption date, the Company shall deposit with the Paying Agent money sufficient to pay the redemption price of and accrued interest, on all Notes to be redeemed on that date. In the event that any redemption date is not a Business Day, the Company will pay the redemption price on the next Business Day without any interest or other payment due to the delay.

Section 3.06    Notes Redeemed or Purchased in Part.

Upon surrender of Notes that are redeemed in part, the Trustee shall authenticate for the Holder a new Note of the same maturity equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07    Optional Redemption.

(a)    The Company, at its option, may redeem the Notes in whole at any time or in part from time to time, at a redemption price equal (i) to 100% of the principal amount of the Notes to be redeemed, plus (ii) the Applicable Premium, plus (iii) accrued and unpaid interest (if any) on the principal amount of Notes being redeemed to (but not including) such redemption date (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date).

(b)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01    Payment of Principal and Interest.

The Company will pay or cause to be paid the principal of, the Applicable Premium on, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, the Applicable Premium and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, the Applicable Premium and interest, if any, then due.

Section 4.02    Financial Statements; Other Information.

The Company will furnish to the Trustee (for delivery to the Holders) and, in the case of clause (d), each requesting Holder:

(a)    either (A) within 90 days after the end of each fiscal year of the Company, including for the fiscal year ended on or around December 31, 2023 a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year (including consolidating and cash balance disclosure), setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards or (B) within 90 days after the end of each fiscal year of the Company, including for the fiscal year ended on or around December 31, 2023 but in no case earlier than when such report shall be required to be filed with the SEC, a copy of the Company’s Annual Report on Form 10-K filed with the SEC for such year, or any similar annual report required to be filed by the Company with the SEC, and, in each case, together with (x) customary management discussion and analysis of financial condition and results of operations and (y) an audit opinion by Rosenberg Rich Baker Berman P.A. or other independent public accountants of recognized national standing with respect to the Company’s consolidated financial statements for such fiscal year (without a “going concern” or like qualification or exception (other than with respect to, or resulting from, an upcoming maturity date of Indebtedness that is scheduled to occur within one year from the time such opinion is delivered or any potential inability to satisfy any financial maintenance covenant on a future date or in a future period) and without any qualification or exception as to the scope of such audit except as to the effectiveness of internal control over financial reporting with respect to any subsidiary acquired during such fiscal year in accordance with Regulation S-X under the Exchange Act, as interpreted by the implementation guidance of the SEC) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by such accountants and disclosed therein);

(b)    (I) either (A) within 60 days after the end of each fiscal quarter (other than the fourth fiscal quarter) of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended (including consolidating and cash balance disclosure), in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by the Chief Financial Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes or (B) within 60 days after the end of each fiscal quarter (other than the fourth fiscal quarter) of the Company, but in no case earlier than when such report shall be required to be filed with the SEC, a copy of the Company’s Quarterly Report on Form 10-Q filed with the SEC for such quarter, or any similar quarterly report required to be filed by the Company with the SEC, and, in each case, together with customary management discussion and analysis of financial condition and results of operations and (II) within 90 days after the end of the fourth fiscal quarter (to the extent available; but, in all events, no later than on the 90th day) (commencing with the fiscal quarter ending December 31, 2023), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended (including consolidating and cash balance disclosure), in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by the Chief Financial Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes;

(c)    concurrently with the delivery of financial statements pursuant to clause (a) above, a Perfection Certificate Supplement (or a certificate confirming that there has been no change in information since the date of the Perfection Certificate or latest Perfection Certificate Supplement), signed by a Responsible Officer of the Company;

(d)    promptly following any request therefor, information and documentation reasonably requested by the Trustee or any Holder for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the U.S.A. PATRIOT Act and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”);

(e)    promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial position of the Company or any Subsidiary, or compliance with the terms of this Indenture, as the Trustee (on its own behalf or at the request of any Holder) may reasonably request;

Documents required to be delivered pursuant to this Section 4.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website; or (ii) on which such documents are posted on the Company’s behalf on an intranet website, if any, to which each Holder and the Trustee have access whether a commercial, third-party website or whether sponsored by the Trustee; provided that (A) the Company shall deliver (including by electronic mail) paper copies of such documents to the Trustee or any Holder upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Trustee or such Holder and (B) the Company shall notify the Trustee (by electronic mail) of the posting of any such documents and provide to the Trustee by electronic mail electronic versions (i.e., soft copies) of such documents. The Trustee shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Holder for delivery, and each Holder shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 4.03    Notices of Material Events.

The Company will furnish to the Trustee for delivery to each Holder written notice of the following promptly (and, in all events, within five (5) Business Days in respect of Section 4.03(a) below, and within ten (10) Business Days in respect of Sections 4.03(b) and 4.03(c) below) following knowledge by any Officer of the Company or any of its Subsidiaries of:

(a)    the occurrence of any Default or Event of Default;

(b)    the institution of, or any adverse final judgment in, any litigation, arbitration proceeding or governmental proceeding which, in the Borrower’s judgment, would reasonably be expected to have a Material Adverse Effect; and

(c)    the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 4.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 4.04    Compliance Certificate.

To the extent any Notes are outstanding, the Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, a duly completed Officer’s Certificate executed by a Responsible Officer that is the chief executive officer, chief financial officer, chief legal officer (or general counsel) or treasurer of the Company (i) stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company and Company have kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his/her knowledge the Company has performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which the Officer (or any other Officer of the Company or any of its Subsidiaries) may have knowledge in reasonable detail) and (ii) setting forth in reasonable detail the calculation showing compliance with Sections 4.14 and 4.15;

Section 4.05    [Reserved].

Section 4.06    Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07    Restricted Payments.

(a)    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(1)    declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Subsidiaries’ Equity Interests in their capacity as such (other than (x) dividends, distributions or payments payable in Qualifying Equity Interests or in the case of preferred stock of the Company, an increase in the liquidation value thereof and (y) dividends, distributions or payments payable to the Company or a Subsidiary of the Company);

(2)    purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company;

(3)    make any voluntary payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively for purposes of this clause (3),

a “purchase”) any Indebtedness of the Company or and of its Subsidiaries (excluding any (a) intercompany Indebtedness between or among the Company and any of its Subsidiaries or (b) scheduled amortization payments required under any Aircraft Indebtedness), except any scheduled payment of interest; or

(4)    make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”).

(b)    The provisions of Section 4.07(a) hereof shall not prohibit:

(1)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or distribution or redemption payment would have complied with the provisions of this Indenture;

(2)    the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Qualifying Equity Interests of the Company or from the substantially concurrent contribution of common equity capital to the Company;

(3)    the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution), distribution or payment by a Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(4)    the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(5)    the repurchase of Equity Interests or other securities deemed to occur upon (A) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (B) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of the Company or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance; and

(6)    the payment of any amounts in respect of any restricted share units or other instruments or rights whose value is based in whole or in part on the value of any Equity Interests issued to any directors, officers or employees of the Company or any Subsidiary of the Company, which if payable in cash is in an aggregate principal amount at any time not to exceed $1.0 million;

(7)    payments of cash, dividends, distributions, advances, common stock or other Restricted Payments by the Company or any of its Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants, (B) the conversion or exchange of Capital Stock of any such Person or (C) the conversion or exchange of Indebtedness or hybrid securities into Capital Stock of any such Person.

(c)    For purposes of determining compliance with this Section 4.07, if a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments set forth in clauses (1) through (7) of Section 4.07(b) hereof, or is entitled to be made pursuant to Section 4.07(a) hereof, the Company shall be entitled to classify on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07.

(d)    Notwithstanding anything in this Indenture to the contrary, if a Restricted Payment is made (or any other action is taken or omitted under this Indenture) at a time when a Default or Event of Default has occurred and is continuing and such Default or Event of Default is subsequently cured (to the extent curable in accordance with this Agreement), any Default or Event of Default arising from the making of such Restricted Payment (or the taking or omission of such other action) during the existence of such Default or Event of Default shall simultaneously be deemed cured.

(e)    In the case of any Restricted Payment that is not cash, the amount of such non-cash Restricted Payment will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary of the Company, as the case may be, pursuant to the Restricted Payment.

Section 4.08    Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of stock or other equity interests (other than common stock or other common equity interests).

(b)    The provisions of Section 4.08(a) hereof shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)    the incurrence by the Company and the Company of the Notes and Note Guarantees and any Permitted Refinancing Indebtedness that is incurred to renew, refund, refinance, replace, defease, extend or discharge any other Indebtedness incurred pursuant to this clause (1);

(2)    the incurrence by the Company or any of its Subsidiaries that are Grantors of intercompany Indebtedness between or among the Company and/or any of its Subsidiaries that are Grantors;

(3)    the issuance by any Subsidiary of the Company to the Company or to any of its Subsidiaries of shares of stock or other equity interests;

(4)    the incurrence by the Company or any of its Subsidiaries of Hedging Obligations in the Ordinary Course of Business;

(5)    the Guarantee (including by way of co-obligation or assumption) by the Company or any Subsidiary of the Company of Indebtedness of the Company or a Subsidiary of the Company that is a Grantor (including in connection with or in contemplation of a spin-off of the original obligor of the guaranteed or assumed Indebtedness) to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.08; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed or assumed;

(6)    the incurrence by the Company or any of its Subsidiaries of Indebtedness or reimbursement obligations in respect of workers’ compensation claims, self-insurance obligations (including reinsurance), bankers’ acceptances, performance bonds and surety bonds in the Ordinary Course of Business (including without limitation in respect of customs obligations, landing fees, taxes, airport charges, overfly rights and any other obligations to airport and governmental authorities);

(7)    the incurrence by the Company or any of its Subsidiaries of Indebtedness in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;

(8)    reimbursement obligations in respect of standby or documentary letters of credit or banker’s acceptances;

(9)    ordinary course surety and appeal bonds (other than in connection with debt for borrowed money) that do not secure judgments that constitute an Event of Default;

(10)    Indebtedness of the Company or any of its Subsidiaries (x) to Credit Card, travel charge or clearing house processors in connection with Credit Card processing, travel charge or clearinghouse services incurred in the Ordinary Course of Business, whether in the form of hold-backs or otherwise and (y) in respect of Credit Card purchase for operations in the Ordinary Course of Business, collectively, in an aggregate amount outstanding at any time not to exceed $5.0 million;

(11)    the incurrence of Indebtedness of the Company or any of its Subsidiaries owed to one or more Persons in connection with the financing of insurance premiums in the Ordinary Course of Business;

(12)    Indebtedness of the Company or any of its Subsidiaries consisting of customary take-or-pay or like obligations contained in supply, maintenance, repair, power-by-the-hour, overhaul or like agreements entered into in the Ordinary Course of Business;

(13)    the incurrence by the Company or any of its Subsidiaries of Aircraft Indebtedness in an aggregate principal amount outstanding at any time not to exceed $100.0 million;

(14)    the incurrence by the Company or any of its Subsidiaries of Permitted Pari Passu Debt in an aggregate principal amount outstanding at any time not to exceed $25.0 million;

(15)    the incurrence of Indebtedness of the Company or any of its Subsidiaries owed to one or more Persons, in an aggregate principal amount outstanding at any time not to exceed $5.0 million, of the following: (a) obligations under Operating Leases (excluding Operating Leases for aircraft), (b) obligations under maintenance deferral agreements, (c) any deferral of pre-delivery payments relating to the purchase of aircraft, (c) any air traffic liability, (d) any payment obligations in connection with health or other types of social security benefits, (f) any payment obligations in connection with lease maintenance return conditions on leased aircraft or (g) any reserves for capital tax obligations and (h) any reserves for obligations under land leases;

(16)    the incurrence of Indebtedness of the Company or any of its Subsidiaries owed to one or more Persons as a result of obligations under Operating Leases for aircraft, so long as any Liens related to such Indebtedness are subject and subordinate to the Lien of the Collateral Agent on the Collateral

(17)    the incurrence of Indebtedness representing Finance Lease Obligations with respect to Ground Service Equipment and office equipment used in the Ordinary Course of Business, in an aggregate amount outstanding at any time not to exceed $3.0 million; and

(18)    any Indebtedness listed on Schedule 4.07(b)(18).

(c)    None of the following shall constitute an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.08:

(1)    the accrual of interest or preferred stock dividends;

(2)    the accretion or amortization of original issue discount;

(3)    the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms;

(4)    the reclassification of preferred stock or any other instrument or transaction as Indebtedness due to a change in accounting principles or in GAAP; and

(5)    the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock.

(d)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this Section 4.08, the maximum amount of Indebtedness that the Company or any of its Subsidiaries may incur pursuant to this Section 4.08 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e)    The amount of any Indebtedness outstanding as of any date shall be:

(1)    the accreted value of the Indebtedness as of such date, in the case of any Indebtedness issued with original issue discount; and

(2)    the principal amount of the Indebtedness as of such date, in the case of any other Indebtedness.

Section 4.09    Rating Confirmation. The Company shall, at its sole cost and expense, maintain, at all times during the term of this Indenture, a private Rating on the Notes. The Company shall provide the NRSRO with any information as to the Notes as may be reasonably requested by the NRSRO in connection with such Rating. The Company shall provide any such Rating from the NRSRO, which shall be in a form that may be provided to the Securities Valuation Office of the National Association of Insurance Commissioners, to the Trustee at least annually. The Trustee shall have no obligation to request the delivery of the Rating referred to above, and in any event shall have no responsibility to monitor compliance by the Company of this Section 4.09.

Section 4.10    Offer to Repurchase Upon Change of Control.

(a)    If a Change of Control occurs, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (equal to a minimum denomination of $100,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to (but not including) the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company shall deliver (with a copy to the Trustee) a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1)    that the Change of Control Offer is being made pursuant to this Section 4.10 and that all Notes tendered shall be accepted for payment;

(2)    the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3)    that any Note not tendered shall continue to accrue interest;

(4)    that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5)    that Holders of Notes electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)    that Holders of Notes shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(7)    that Holders of Notes whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $100,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

(b)    On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent shall promptly deliver (or pay by wire transfer) (but in any case not later than five days after the Change of Control Payment Date) to each Holder of the Notes properly tendered the Change of Control Payment for such Notes, and the Company shall issue, and the Trustee shall promptly authenticate and deliver to each such Holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)    Notwithstanding anything to the contrary in this Indenture or the Notes:

(1)    the Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer to all Holders in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.10 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer and (ii) notice of redemption with respect to all Notes has been given pursuant to Sections 3.01, 3.03 and 3.07 hereof, unless and until there is a default in payment of the applicable redemption price; and

(2)    a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(d)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior written notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the redemption date. Any redemption pursuant to this Section 4.10(d) shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(e)    For avoidance of doubt, the Company’s failure to make a Change of Control Offer would constitute an Event of Default under clause (4)(iii) of the definition of “Event of Default” in Section 6.01 hereof and not clauses (2) or (3) of the definition of “Event of Default” in Section 6.01 hereof, but the failure of the Company to pay the Change of Control Payment when due shall constitute an Event of Default under clause (2) of the definition of “Event of Default” in Section 6.01 hereof.

Section 4.11    Transactions with Affiliates.

(a)    The Company will not, and will not permit any of its Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $500,000, unless:

(1)    the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary (taking into account all effects the Company or such Subsidiary expects to result from such transaction whether tangible or intangible) than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person; and

(2)    the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500,000, an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a).

(b)    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(1)    any employment agreement, confidentiality agreement, non-competition agreement, incentive plan, restricted share unit plan, performance share unit plan, employee share purchase plan, employee stock option agreement, long-term incentive plan, profit sharing plan, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Subsidiaries in the Ordinary Course of Business and payments pursuant thereto;

(2)    transactions between or among any of the Company and/or its Subsidiaries;

(3)    payment of fees, compensation, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) and reasonable and customary indemnities provided to or on behalf of officers, directors, employees or consultants of the Company or any of its Subsidiaries;

(4)    any issuance of Qualifying Equity Interests of the Company;

(5)    transactions with customers, clients, suppliers or purchasers or sellers of goods or services in the Ordinary Course of Business or transactions with joint ventures entered into in the Ordinary Course of Business;

(6)    loans or advances to employees in the Ordinary Course of Business not to exceed $100,000 in the aggregate at any one time outstanding; and

(7)    transactions pursuant to agreements or arrangements in effect on the Closing Date or any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the Closing Date or any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not materially less advantageous, taken as a whole, to the Holders than the original agreement as in effect on the Closing Date).

Section 4.12    Limitations on Liens.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any property or asset of the Company or any of its Subsidiaries, except Permitted Liens.

Section 4.13    Dispositions and Release of Property; Offer to Repurchase by Application of Net Proceeds .

(a)    Neither the Company nor any Grantor shall Dispose of or release any property (whether or not Collateral)(including, without limitation, by way of any Sale of a Grantor), except that (1) any Disposition or release shall be permitted in the case of a Permitted Disposition or (2) any Disposition or release shall be permitted in the case of any Disposition that is not a Permitted Disposition so long as the Company receives not less than the Fair Market Value for such Disposition and the consideration therefor is cash or Cash Equivalents; provided, that in the case of any Disposition or release under this clause (2) (the “Specified Disposition”), (A) upon consummation of any such Specified Disposition, no Event of Default shall have occurred and be continuing, and (B) so long as an amount equal to the Net Proceeds of such Specified Disposition (less any (I) any amount of such Net Proceeds that is required to be applied to repay, prepay, purchase or redeem any Aircraft Indebtedness to the extent that such Specified Dispositions is of assets or property subject to a Permitted Lien under clause (17) of the definition thereof securing such Aircraft Indebtedness and (II) an amount of such Net Proceeds that is required to be applied to repay, prepay, purchase or redeem any Pari Passu Debt on a pro rata (but not greater than pro rata) basis than the amount of such Net Proceeds subject to the applicable Asset Sale Offer for the benefit of the Holders) (the “Asset Sale Offer Amount”) is applied to make an Asset Sale Offer, which Asset Sale Offer is commenced no more than five Business Days after the completion of such Specified Disposition (it being understood that if such Asset Sale Offer is made, the requirements of this clause (2) will be deemed to be satisfied regardless of whether or not any Notes are tendered in such Asset Sale Offer).

(b)    Notwithstanding anything herein to the contrary, the Collateral Agent’s Liens on the Collateral will also be released as provided in Section 11.05.

(c)    Each Asset Sale Offer shall remain open for not less than 30 or more than 60 days immediately following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). Within three Business Days immediately after the termination of the Asset Sale Offer Period, the Asset Sale Offer Purchase Date shall occur and the Company shall apply the Asset Sale Offer Amount to purchase the principal amount of Notes properly tendered.

(d)    The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.13, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue of such compliance.

(e)    If the Asset Sale Offer Purchase Date is on or after a record date and on or before the related Interest Payment Date, any accrued and unpaid interest to, but excluding, the Asset Sale Offer Purchase Date shall be paid to the Person in whose name a tendered Note accepted for purchase is registered at the close of business on such record date, and unless the Company defaults in making payment for such tendered Note pursuant to the Asset Sale Offer, no additional interest shall be payable to Holders of such tendered Note.

(f)    Upon the commencement of an Asset Sale Offer, the Company shall deliver (with a copy to the Trustee) a notice to each Holder, which shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders of Notes. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1)    that the Asset Sale Offer is being made pursuant to this Section 4.13 and the length of time the Asset Sale Offer shall remain open;

(2)    the Asset Sale Offer Amount, the purchase price and the Asset Sale Offer Purchase Date;

(3)    that any Note not tendered or accepted for payment shall continue to accrue interest;

(4)     that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Purchase Date;

(5)    that Holders of Notes electing to have any Notes purchased pursuant to an Asset Sale Offer may only elect to have Notes purchased in minimum denominations of $100,000 or integral multiples of $1,000 in excess thereof;

(6)    that Holders of Notes electing to have any Notes purchased pursuant to an Asset Sale Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Sale Offer Purchase Date;

(7)    that Holders of Notes shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the expiration of the Asset Sale Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased;

(8)    that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Asset Sale Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of at least $100,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(9)    that Holders of Notes whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $100,000 in principal amount or an integral multiple of $1,000 in excess thereof.

(g)    On the Asset Sale Offer Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, all Notes or portions of Notes properly tendered pursuant to the Asset Sale Offer or, if less than the Asset Sale Offer Amount has been tendered by Holders, all Notes properly tendered in response to the Asset Sale Offer, and shall deliver to the Holders a notice stating that such Notes or portions of Notes were accepted for payment by the Company in accordance with the terms of this Section 4.13. The Paying Agent shall promptly deliver (or pay by wire transfer) (but in any case not later than five days after the Asset Sale Offer Purchase Date) to each Holder of the Notes properly tendered an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Company for purchase, and the Trustee shall promptly authenticate and deliver to each such Holder, a new Note equal in principal amount to any unpurchased portion of the Note surrendered, if any. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(h)    Other than as specifically provided in this Section 4.13, any purchase pursuant to this Section 4.13 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

Section 4.14    Minimum Adjusted EBITDA.

The Company will not permit the Adjusted EBITDA of the Company and its Subsidiaries to be less than (i) $5,000,000 for the fiscal year ended December 31, 2023, (ii) $15,000,000 for the fiscal year ended December 31, 2024, and (iii) $25,000,000 for the fiscal year ended December 31, 2025 and each following fiscal year, reported in each case no later than 90 days after the end of the each fiscal year.

Section 4.15    Minimum Liquidity.

The Company will not permit the aggregate amount of Liquidity of the Company and its Subsidiaries to be less than $5,000,000, measured at the end of each fiscal quarter and reported to the Holder no later than 45 days after the end of each quarter.

Section 4.16    Regulatory matters; citizenship; utilization; reporting.

(a)    So long as any of the Notes remain outstanding, and, in each case, except as would not reasonably be expected to have a Material Adverse Effect and, as applicable, subject to Dispositions permitted under this Indenture, the Company will:

(1)    maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold or co-hold a certificate under Section 41102(a)(1) of Title 49;

(2)    maintain at all times its status at the FAA as an “air carrier” and hold or co-hold an air carrier operating certificate under Section 44705 of Title 49 and operations specifications issued by the FAA pursuant to Parts 119 and 121 of Title 14 as currently in effect or as may be amended or recodified from time to time;

(3)    possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, authorizations, frequencies and consents required by the FAA, the DOT or any applicable Foreign Aviation Authority or Airport Authority or any other governmental authority that are material to the operation of any Pledged Route Authority and Pledged Slots, and to the conduct of its business and operations as currently conducted, in each case, to the extent necessary for the Company’s operation of the Scheduled Services, if any;

(4)    maintain Pledged Foreign Gate Leaseholds, if any, sufficient to ensure its ability to operate the Scheduled Services, if any, and to preserve its right in and to its Pledged Slots;

(5)    utilize its Pledged Slots in a manner consistent with applicable regulations, rules, foreign law and contracts in order to preserve its right to hold and use its Pledged Slots, taking into account any waivers or other relief granted to it by the FAA, the DOT, any foreign aviation authority or any Airport Authority;

(6)    cause to be done all things reasonably necessary to preserve and keep in full force and effect its rights in and to use its Pledged Slots, including, without limitation, satisfying any applicable “Use or Lose Rule” (taking into account any waivers, exemptions or other relief granted by the relevant governmental authority or Airport Authority);

(7)    utilize its Pledged Route Authorities, if any, in a manner consistent with Title 49, applicable foreign law, the applicable rules and regulations of the FAA, DOT and any applicable foreign aviation authorities, and any applicable treaty in order to preserve its rights to operate the Scheduled Services, if any;

(8)    cause to be done all things reasonably necessary to preserve and keep in full force and effect its authority to operate the Scheduled Services, if any; and

(9)    without in any way limiting the foregoing, the Company will promptly take all such steps as may be reasonably necessary to obtain renewal of its authority to serve its Pledged Route Authorities, if any, from the DOT and any applicable foreign aviation authorities, in each case to the extent necessary to operate the Scheduled Services, if any, within a reasonable time prior to the expiration of such authority (as prescribed by law or regulation, if any), and promptly notify the Trustee if it has been informed that such authority will not be renewed.

(b)    The Company will pay any applicable filing fees and other expenses related to the submission of applications, renewal requests, and other filings as may be reasonably necessary to maintain or obtain its rights in its Pledged Route Authorities, if any, and have access to its Pledged Foreign Gate Leaseholds, if any.

(c)    Notwithstanding any of the foregoing, it is understood and agreed that (i) any Disposition permitted by this Indenture shall be permitted by the provisions described above, and nothing herein shall prohibit the Company or any Grantor from reducing the frequency of flight operations over its Scheduled Services, if any, or other scheduled service or suspending or cancelling its Scheduled Services, if any, or other scheduled service, (ii) nothing shall restrict or prohibit or require the Company or any Guarantor to contest any retiming or other adjustment of the time or time period for landing or takeoff or any adjustment with respect to terminal access or seating capacity, in each case, with respect to any Pledged Slot (whether accomplished by modification, substitution or exchange) for which no consideration is received by the Company or any of its Affiliates; provided that any other Slot received by the Company or any of its Affiliates in connection with any such retiming or other adjustment of the time or time period for landing or takeoff with respect to any pledged Slot shall not constitute consideration and (iii) neither the

Company nor any other Grantor shall have any obligation to contest the application of, challenge the interpretation of, or take or refrain from taking any action to influence the enactment or the implementation of any legislation, regulation, policy or other action of the FAA, the DOT, any applicable foreign aviation authority, Airport Authority or any other Governmental Authority that affects the existence, availability or value of properties or rights of the same type as the Route Authority, Slots, or Foreign Gate Leaseholds to air carriers generally (and not solely to the Company or solely to any applicable Grantor), including any such legislation, regulation, policy or action relating to the applicability of Foreign Slots or FAA Slots to flight operations at any airport.

Section 4.17    Additional Guarantors; Grantors.

If (x) the Company or any of its Subsidiaries acquires or creates another Domestic Subsidiary after the Closing Date or (y) the Company, in its sole discretion, elects to cause a Subsidiary that is not a Guarantor to become a Guarantor, then the Company will promptly (and, in all events, within 10 Business Days of such acquisition, creation or election) cause such Subsidiary to guarantee the Notes by executing (A) a supplement to this Indenture, substantially in the form attached as Exhibit F hereto, (B) a supplement to the Note Guarantee, substantially in the form attached as Exhibit E hereto and (C) a supplement (or Joinder) to the General Security Agreement, substantially in the form attached to the form set forth in Exhibit G hereto .

Section 4.18    Further Assurances.

(a)    With respect to any Route Authorities, Slots and Gate Leaseholds and other Collateral (including as set forth in the General Security Agreement) that the Company or any Grantor owns or acquires any right, title and interest in, upon the reasonable request of the Required Holders, the Company or the applicable Grantor shall enter into an appliable Security Agreement and other applicable Collateral Document or take, or cause to be taken, such actions with respect to the due and timely recording, filing, re-recording and refiling of any financing statements and any continuation statements under the UCC as are necessary to maintain, so long as such Security Agreement or other applicable Collateral Document (including the General Security Agreement) is in effect, the perfection of the security interests created by such Security Agreement or such Collateral Document (including the General Security Agreement), as applicable, in such Route Authorities, Slots and Gate Leaseholds and other Collateral (including as set forth in the General Security Agreement), subject, in each case, to Permitted Liens;

(b)    With respect to any aircraft or spare engines that the Company or any Grantor owns or acquires any right, title and interest in, the Company or the applicable Grantor will enter into an Aircraft Security Agreement or Spare Engine Security Agreement, as applicable, that will provide that the Company or the applicable Grantor shall take, or cause to be taken, upon the reasonable request of the Required Holders, such actions with respect to the due and timely recording, filing, re-recording and refiling of such Aircraft Security Agreement or Spare Engine Security Agreement, as applicable, and any financing statements and any continuation statements or other instruments as are necessary to maintain, so long as such Aircraft Security Agreement or Spare Engine Security Agreement, as applicable, is in effect, the perfection of the security interests created by such Aircraft Security Agreement or Spare Engine Security Agreement, as applicable, in such aircraft or spare engines, subject in each case, to Permitted Liens;

(c)    With respect to any Spare Parts located at Spare Parts Locations that the Company or any Grantor owns or acquires any right, title and interest in, the Company or the applicable Grantor will enter into a Spare Parts Security Agreement that will provide that the Company or the applicable Grantor shall take, or cause to be taken, upon the reasonable request of the Required Holders, such actions with respect to the due and timely recording, filing, re-recording and refiling of such Spare Parts Security Agreement and any financing statements and any continuation statements or other instruments as are necessary to maintain, so long as such Spare Parts Security Agreement is in effect, the perfection of the security interests created by such Spare Parts Security Agreement in such Spare Parts located at such Spare Parts Locations, subject to Permitted Liens;

(d)    With respect to Collateral constituting Real Property Assets, each of the applicable Collateral Documents relating to such Collateral will provide that the Company or the applicable Grantor shall provide, or cause to be provided to the Collateral Agent each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all exception documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Collateral Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Required Holders), flood certifications and flood insurance (if applicable) reports and evidence regarding recording and payment of fees, insurance premium and taxes) and FIRREA compliant appraisals (to the extent the Required Holders determines such appraisals are legally required and which the Company or the applicable Grantor will use commercially reasonable efforts to obtain), in each case, that the Required Holders may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of or leasehold interest in real property subject only to Permitted Liens; and

(e)    With respect to Collateral other than Pledged Route Authorities, Pledged Slots, Pledged Gate Leaseholds, Route Authorities and Gate Leaseholds, Spare Parts, aircraft or spare engines, each of the applicable Collateral Documents relating to such Collateral will provide that the Company or the applicable Grantor shall take all reasonable actions (and including, without limitation, all actions requested or directed by the Required Holders) as are necessary to maintain, so long as such Collateral Document is in effect, the perfection of the security interests created by such Collateral Document in such Collateral, subject, in each case, to Permitted Liens.

Section 4.19    Passive Company.

The Company shall not engage in any material business activities or have any material properties or liabilities, other than (i) its direct legal and beneficial ownership of the Voting Stock or other Equity Interests of Subsidiaries, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to the maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries), (iii) the entering into, and the performance of its obligations with respect to, (x) this Indenture and the Collateral Documents and (y) any indebtedness permitted under the Indenture (and any refinancing or replacements thereof that is permitted under this Indenture), (iv) any public or private offering by Company thereof of its Equity Interests or, in the case of any Subsidiary or direct or indirect Investment, any other issuance or sale of its Equity Interests (including, for the avoidance of doubt, performing activities in preparation for and consummating any such offering, issuance or sale, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of its Equity Interests), (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of the Company or its Subsidiaries and/or in connection with a direct or indirect Investment, (vi) participating in tax, accounting and other administrative matters as a member of any consolidated, unitary, combined or other similar group, including compliance with applicable law and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees, (vii) holding any cash and Cash Equivalents or other Permitted Investment, (viii) holding any other property received by it as a distribution from any of its Subsidiaries or direct or indirect Investments and making further distributions with such property, (ix) providing indemnification to its officers, managers and directors, (x) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable laws, ordinances, regulations, rules, orders, judgments, decrees or permits, (xi) filing tax returns and paying taxes and other customary obligations related thereto in the ordinary course (and contesting any taxes or taking other appropriate actions with respect thereto), (xii) entering into and performance of obligations with respect to contracts and other arrangements in connection with the activities contemplated by this Section 4.19, (xiii) the preparation of reports to Governmental Authorities and to its shareholders or other holders of Equity Interests, (xiv) the performance of obligations under and compliance with its organizational documents, any demands or requests from or requirements of a Governmental Authority or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries or its direct or indirect Investments, (xv) any activities incidental to the foregoing or customary for passive holding companies, including, for the avoidance of doubt, entering into transactions not otherwise prohibited under this Indenture for the direct benefit of the Company or its Subsidiaries and/or their direct or indirect Investments, or otherwise acting as a conduit for the transmission of funds between such Persons and guaranteeing the obligations of the Company or its Subsidiaries, and (xvi) special purpose holding company activities and properties and liabilities reasonably incidental to the foregoing clauses (i) through (xv).

Section 4.20    Post-Closing Matters.

The Company shall deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 4.20 within the time periods set forth on such Schedule.

Section 4.21    Certain Tax Matters

(a)    Any and all payments by or on account of any obligation of the Company under this Indenture or any Collateral Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Secured Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Trustee timely reimburse them for the payment of, any Other Taxes.

(c)    The Company shall indemnify each Secured Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Holder (with a copy to the Trustee), or by the Trustee on its own behalf or on behalf of a Holder, shall be conclusive absent manifest error.

(d)    As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section, the Company shall deliver to the Trustee the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Trustee.

(e)    Each party’s obligations under this Section shall survive the resignation or replacement of the Trustee or any assignment of rights by, or the replacement of, a Holder, the termination of the Notes and the repayment, satisfaction or discharge of all obligations under this Indenture or any Collateral Document.

(f)    The Company (or any person from whom the Company is disregarded for U.S. federal income tax purposes) and the Holders agree to treat the Notes issued pursuant to this Indenture as indebtedness for U.S. federal, state and local income and franchise tax purposes.

(g)    If any Secured Party receives a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.21 (including by the payment of additional amounts pursuant to this Section 4.21), it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Company, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Secured Party be required to pay any amount to the Company pursuant to this paragraph (g) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.

ARTICLE 5

SUCCESSORS

Section 5.01    Merger and Sales of Assets.

(a)    The Company and the Company may consolidate with or merge into, or convey, transfer or lease all or substantially all of the Company’s properties and assets to, any Person (including in connection with an Airlines Merger); provided that:

(1)    the resulting, surviving or transferee Person is a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and expressly assumes by a supplemental indenture and the applicable documentation with respect to the Collateral Documents, all of the Company’s obligations under the Collateral Documents, the Notes and this Indenture (in the case of the Company) or the obligations under the applicable Note Guarantee (in the case of the Company);

(2)    immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and

(3)    the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such consolidation, merger or transfer and such supplemental indenture (if any) complies with this Indenture.

(b)    Any such successor shall succeed to and be substituted for, and may exercise every right and power of, the Company or the Company, whichever is party to such transaction, under this Indenture, but the predecessor issuer, in the case of a lease of all or substantially all of its assets, shall not be released from the obligation to pay the principal of and interest on the Notes.

(c)    For avoidance of doubt, this Section 5.01 shall not restrict mergers, conveyances, transfers or leases by a Subsidiary of the Company that is not the Company or the Company.

Section 5.02    Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor person has been named as the Company herein; provided, however, that the predecessor Company in the case of a sale, conveyance or other disposition (other than a lease) shall be released from all obligations and covenants under this Indenture and the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01    Events of Default.

An “Event of Default” occurs with respect to the Notes if any of the following occurs:

(1)    any representation or warranty set forth in the Subscription Agreement, shall prove to have been false or incorrect in any material respect when made and such representation, to the extent capable of being corrected, is not corrected within 30 Business Days after the earlier of (i) a Responsible Officer of the Company or any of its Subsidiaries obtaining knowledge of such default or (ii) receipt by the Company of notice from the Trustee of such default;

(2)    default in any payment of the principal amount or the Applicable Premium on any of the Notes when such amount becomes due and payable at Stated Maturity, upon acceleration, redemption or otherwise;

(3)    failure to pay (i) interest on the Notes when such interest becomes due and payable and such failure continues for a period of 3 Business Days or (ii) any other amount when such other amount becomes due and payable and such failure continues for a period of 10 Business Days;

(4)    failure to comply with either (A) any of the covenants set forth in Article IV (other than Section 4.02, Section 4.03, Section 4.09, Section 4.16, Section 4.17, Section 4.18 and Section 4.21) or (B) any other covenants or agreements applicable to the Notes (other than those referred to in clauses (1), (2) or (3) above or immediately preceding clause (A)) and such failure in the case of this clause (B) continues for 15 Business Days following notice by the Trustee (at the direction of the Required Lenders);

(5)    except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or the Company denies or disaffirms in writing its obligations under its Note Guarantee;

(6)    the Company or any of the Company’s Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)    commences a voluntary case,

(B)    consents to the entry of an order for relief against it in an involuntary case,

(C)    consents to the appointment of a Bankruptcy Custodian of it or for all or substantially all of its property,

(D)    makes a general assignment for the benefit of its creditors, or

(E)    consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it;

(7)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)    is for relief against the Company or any Subsidiary of the Company that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case,

(B)    appoints a Bankruptcy Custodian of the Company, any Subsidiary of the Company that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of its (or their) property, or

(C)    orders the liquidation of the Company, any Subsidiary of the Company that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days;

(8)    (a) any Collateral Document ceases to be in full force and effect (except as permitted by the terms of this Indenture or the Collateral Documents or other than as a result of any action, inaction or delay of the Trustee or the Collateral Agent), or (b) any of the Collateral Documents ceases to give the holders a valid, perfected (subject to Permitted Liens) security interest (except as permitted by the terms of this Indenture or the Collateral Documents or other than as a result of any action, inaction or delay of the Trustee or the Collateral Agent);

(9)    there is entered by a court or courts of competent jurisdiction against Company, the Company or any of Company’s Subsidiaries final judgments for the payment of any post-petition obligations aggregating in excess of $3,000,000 (determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third-party indemnities or a combination thereof), which judgments are not paid, discharged, bonded, satisfied or stayed for a period of sixty (60) consecutive days;

(10)    the Company or any of its Subsidiaries shall default in the performance of any obligation relating to any Material Indebtedness, the effect of which default is to cause or permit the holders of such Material Indebtedness to cause, or any trustee or agent on behalf of such holder or holders to cause, after any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, such Material Indebtedness to become due prior to its scheduled final maturity date;

(11)    a termination of a Plan of the Company or an ERISA Affiliate pursuant to Section 4042 of ERISA and such termination would reasonably be expected to result in a Material Adverse Effect; or

(12)    failure to preserve and keep in full force and effect the corporate existence of the Company or the Company in accordance with the respective organizational documents (as the same may be amended from time to time) of Company or the Company (except pursuant to a transaction that complies with Article 5 hereof);

(13)    the occurrence of any litigation, dispute, arbitration, proceeding or other circumstance affecting which could reasonably be expected to have a Material Adverse Effect; and/or

(14)    the Company ceases to carry on all or a material part of its business where such cessation is reasonably likely to have a Material Adverse Effect.

The term “Bankruptcy Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Section 6.02    Acceleration.

If an Event of Default occurs and is continuing (other than an Event of Default referred to in Section 6.01(6) or Section 6.01(7)), then in every such case the Trustee or the Required Holders may declare the principal amount of and accrued and unpaid interest, if any, on all of the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in Section 6.01(6) or Section 6.01(7) shall occur, the principal amount of and accrued and unpaid interest, if any, on all outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after such a declaration of acceleration with respect to any Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article 6, the Required Holders, by written notice to the Company and the Trustee, may rescind and annul such declaration of acceleration and its consequences if the recession would not conflict with any judgment or decree and if all Events of Default with respect to Notes, other than the non-payment of the principal and interest, if any, of Notes which have become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereon.

If the Notes are accelerated or otherwise become due prior to their stated maturity, in each case, as a result of an Event of Default (including an Event of Default under Section 6.01(6) or Section 6.01(7) hereof) (each an “Acceleration Event”), the amount of principal of and premium on the Notes that becomes due and payable shall equal 100% of the aggregate principal amount of the Notes plus the Applicable Premium applicable at the time of such Acceleration Event, as if such Acceleration Event were an optional redemption of the Notes accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if an Acceleration Event occurs, the Applicable Premium applicable with respect to an optional redemption of the Notes shall also be due and payable at the time of such Acceleration Event as though the Notes had been optionally redeemed in full at the time of such Acceleration Event and shall constitute part of the Note Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s loss as a result thereof. If the Applicable Premium becomes due and payable, it shall be deemed to be principal of the Notes, and interest shall accrue on the full aggregate principal amount of the Notes (including the Applicable Premium) from and after the occurrence of an Acceleration Event, including in connection with an Event of Default under Section 6.01(6) or Section 6.01(7) hereof. The Applicable Premium payable above shall be presumed to be the liquidated damages sustained by each Holder of the Notes as the result of the acceleration of the Notes and the Company agrees that it is reasonable under the circumstances currently existing. The Applicable Premium shall also be payable in the event the Notes (and/or this Indenture) are satisfied, released or discharged by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other similar means. THE COMPANY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between the Holders of the Notes and the Company giving specific consideration in this transaction for such agreement to pay the Applicable Premium; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the Applicable Premium to the Holders of the Notes as herein described is a material inducement to the Holders to purchase the Notes.

Section 6.03    Collection of Indebtedness and Suits for Enforcement by Trustee.

The Company covenants that if:

(a)    default is made in the payment of any interest on any Notes when such interest becomes due and payable and such default continues for a period of 30 days, or

(b)    default is made in the payment of principal of any Notes at the Stated Maturity thereof,

then, the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and any overdue interest at the rate or rates prescribed therefor in the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or deemed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.

If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

Section 6.04    Trustee May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor upon the Notes or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a)    to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and

(b)    to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.05    Trustee May Enforce Claims Without Possession of Notes.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

Section 6.06    Application of Money Collected.

Any money or property collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money or property on account of principal or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: To the payment of all amounts due the Trustee and the Collateral Agent under this Indenture and the Collateral Documents; and

Second: To the payment of the amounts then due and unpaid on the Notes (including for principal and interest) in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes; and

Third: To the Company.

Section 6.07    [Reserved].

Section 6.08    Unconditional Right of Holders to Receive Principal and Interest.

Notwithstanding any other provision in this Indenture, the Holder of any Notes shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest, if any, on the Notes on the Stated Maturity of the Notes, including the Stated Maturity expressed in the Notes (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

Section 6.09    Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.10    Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not, to the extent permitted by law, prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11    Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of the Notes to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12    Control by Holders.

The Required Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for the Notes, or exercising any trust or power conferred on the Trustee with respect to the Notes; provided that:

(a)    such direction shall not be in conflict with any rule of law or with this Indenture,

(b)    the Trustee may take any other action deemed proper by the Trustee, which is not inconsistent with such direction,

(c)    subject to the provisions of Section 6.02, the Trustee shall have the right to decline to follow any such direction if the Trustee in good faith shall, by a Responsible Officer of the Trustee, determine that the proceeding so directed would involve the Trustee in personal liability, and

(d)    prior to taking any action as directed under this Section 6.12, the Trustee shall be entitled to indemnity satisfactory to it in its sole discretion against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

Section 6.13    Waiver of Past Defaults.

By notice to the Trustee, the Required Holders may waive an existing Default and its consequences except (i) a Default in the payment of the principal amount of, the Applicable Premium and accrued and unpaid interest on the Notes, (ii) a Default arising from the failure to redeem or purchase any Notes when required pursuant to the terms of this Indenture or (iii) a Default in respect of a provision that under this Indenture cannot be amended without the consent of each Holder of the Notes affected.

Section 6.14    Undertaking for Costs.

All parties to this Indenture agree, and each Holder of any Notes by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Company, to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on any Notes on or after the Stated Maturity of the Notes, including the Stated Maturity expressed in the Notes (or, in the case of redemption, on the redemption date).

ARTICLE 7

TRUSTEE

Section 7.01    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(1)    The Trustee need perform only those duties that are expressly set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(2)    In the absence of negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon Officer’s Certificates or Opinions of Counsel furnished to the Trustee and conforming to the requirements of this Indenture; however, in the case of any such Officer’s Certificates or Opinions of Counsel which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such Officer’s Certificates and Opinions of Counsel to determine whether or not they conform to the form requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)    the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)    The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it with respect to the Notes in good faith in accordance with the direction of the Required Holders relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes in accordance with Section 6.12.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)    The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in performing such duty or exercising such right or power.

(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Trustee shall have no responsibility or liability for any loss which may result from the investment of Collateral and, in the absence of written instruction, the Trustee shall hold any such Collateral uninvested.

(g)    No provision of this Indenture shall require the Trustee to risk its own funds or otherwise incur any financial liability in the performance of any of its duties, or in the exercise of any of its rights or powers, if adequate indemnity against such risk is not assured to the Trustee in its satisfaction.

(h)    The Paying Agent, the Registrar and any authenticating agent shall be entitled to the protections and immunities as are set forth in paragraphs (e), (f) and (g) of this Section 7.01 and in Section 7.02, each with respect to the Trustee.

Section 7.02    Rights of Trustee.

(a)    The Trustee may rely on and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c)    The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, provided that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e)    The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder without willful misconduct or gross negligence, and in reliance thereon.

(f)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders of Notes unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(g)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(h)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i)    In no event shall the Trustee be liable to any person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(j)    The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(k)    The Trustee shall not be liable for any amount in excess of the value of the Collateral.

(l)    The Trustee shall have no responsibilities as to the validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, written instructions or other documents in connection therewith and will not be regarded as making nor be required to make any representations with respect thereto.

(m)    The Trustee shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents agreements consents or other papers as shall be necessary to (i) create, preserve, perfect or validate the security interest granted to the Collateral Agent pursuant to the applicable Collateral Documents or (ii) enable the Collateral Agent to exercise and enforce its rights under the applicable Collateral Documents with respect to such pledge and security interest. In addition, the Trustee shall have no responsibility or liability (i) in connection with the acts or omissions of the Company or the Company in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest.

(n)    The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(o)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(p)    The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(q)    Before taking any action hereunder at the request or direction of the Required Holders or Holders, the Trustee may require that security or indemnity satisfactory to it be furnished to it for the reimbursement of its fees, costs, liabilities and all expenses (including reasonable attorneys’ fees and expenses) which it may incur and to protect it against all liability, except liability which may result from its gross negligence or willful misconduct, by reason of any action so taken

Section 7.03    Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. The Trustee is also subject to Section 7.09.

Section 7.04    Trustee’s Disclaimer.

The Trustee makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement in the Notes other than its authentication.

Section 7.05    Notice of Defaults.

If a Default or Event of Default occurs and is continuing with respect to the Notes and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 5 days after a Responsible Officer of the Trustee has knowledge of such Default or Event of Default. Except in the case of a Default or Event of Default in payment of principal of, the Applicable Premium or accrued and unpaid interest on the Notes, the Trustee may withhold the notice if and so long a Responsible Officer in good faith determines that withholding the notice is in the interests of Holders of the Notes.

Section 7.06    Compensation and Indemnity.

The Company shall pay to the Trustee and the Collateral Agent from time to time compensation for its services as the Company and the Trustee or the Collateral Agent shall from time to time agree upon in writing. The Trustee’s and Collateral Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee and the Collateral Agent upon request for all reasonable out of pocket expenses incurred by it. Such expenses shall include the reasonable compensation and expenses of the Trustee’s agents and counsel.

The Company shall indemnify each of the Trustee and the Collateral Agent and any predecessor Collateral Agent and any predecessor Trustee (including the cost of enforcement or defending themselves) and hold them harmless against any cost, expense or liability, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee or the Collateral Agent) incurred by it except as set forth in the next paragraph in the acceptance or administration of the trust hereunder, including the costs and expenses of enforcing the proviisons of this Indenture (including this Section), performance of its duties under this Indenture or the Collateral Documents as Trustee or Collateral Agent. The Trustee or the Collateral Agent, as applicable, shall notify the Company promptly of any third party claim for which it may seek indemnity. Failure by the Trustee or the Collateral Agent, as applicable to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the third party claim and the Trustee or the Collateral Agent, as applicable shall cooperate in the defense. The Trustee and the Collateral Agent may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent will not be unreasonably withheld. This indemnification shall apply to officers, directors, employees, shareholders and agents of the Trustee and the Collateral Agent.

The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee or by any officer, director, employee, shareholder or agent of the Trustee through willful misconduct or gross negligence. The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Collateral Agent or by any officer, director, employee, shareholder or agent of the Collateral Agent through willful misconduct or gross negligence.

To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of and interest on the Notes.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) occurs, the expenses and the compensation for the services are intended to constitute administrative expenses for purposes of priority under any Bankruptcy Law.

The provisions of this Section shall survive the termination of this Indenture and resignation or removal of the Trustee or the Collateral Agent.

Section 7.07    Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign with respect to the Notes by so notifying the Company at least 30 days prior to the date of the proposed resignation. The Required Holders may remove the Trustee with respect to those Notes by so notifying the Trustee and the Company at least 30 days prior to the date of the proposed removal. The Company may remove the Trustee with respect to the Notes if:

(1)    the Trustee fails to comply with Section 7.09;

(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)    a custodian or public officer takes charge of the Trustee or its property; or

(4)    the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Required Holders may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee with respect to the Notes does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Required Holders may petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee subject to the lien provided for in Section 7.06, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee with respect to the Notes for which it is acting as Trustee under this Indenture. A successor Trustee shall mail a notice of its succession to each Holder of the Notes. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 hereof shall continue for the benefit of the retiring Trustee with respect to expenses and liabilities incurred by it for actions taken or omitted to be taken in accordance with its rights, powers and duties under this Indenture prior to such replacement.

Section 7.08    Successor Trustee or Collateral Agent by Merger, etc.

If the Trustee or Collateral Agent consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another organization or entity, the successor corporation without any further act shall be the successor Trustee or Collateral Agent, as applicable, subject to Section 7.09.

Section 7.09    Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and approved by the Required Holders.

Section 7.10    Limitation on Duty of Trustee in Respect of Collateral.

(a)    Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b)    The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Collateral Documents or any other security documents by the Company, the Guarantors, or the Collateral Agent.

ARTICLE 8

SATISFACTION AND DISCHARGE; DEFEASANCE

Section 8.01    Satisfaction and Discharge of Indenture.

This Indenture shall cease to be of further effect (except as hereinafter provided in this Section 8.01), and the Trustee, at the expense of the Company, shall execute instruments acknowledging satisfaction and discharge of this Indenture, when

(a)    either

(1)    all Notes theretofore authenticated and delivered (other than Notes that have been destroyed, lost or stolen and that have been replaced or paid) have been delivered to the Trustee for cancellation; or

(2)    all the Notes not theretofore delivered to the Trustee for cancellation

(A)    have become due and payable, or

(B)    will become due and payable at their Stated Maturity within one year, or

(C)    have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; or

(D)    are deemed paid and discharged pursuant to Section 8.03, as applicable;

and the Company, in the case of (A), (B) or (C) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount of money or Government Securities sufficient for the purpose of paying and discharging the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, the Applicable Premium and interest to the date of such deposit (in the case of Notes which have become due and payable on or prior to the date of such deposit) or to the Stated Maturity or redemption date, as the case may be;

(b)    the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

(c)    the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.06, and, if money shall have been deposited with the Trustee pursuant to clause (a) of this Section, the provisions of Sections 2.03, 2.06 and 2.07 shall survive.

Section 8.02    Application of Trust Funds; Indemnification.

(a)    Subject to the provisions of Section 8.05, all money or Government Securities deposited with the Trustee pursuant to Section 8.01, all money and Government Securities deposited with the Trustee pursuant to Section 8.03 or 8.04 and all money received by the Trustee in respect of Government Securities deposited with the Trustee pursuant to Section 8.03 or 8.04, shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the persons entitled thereto, of the principal and interest for whose payment such money has been deposited with or received by the Trustee or to make mandatory sinking fund payments or analogous payments as contemplated by Section 8.03 or 8.04.

(b)    The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against Government Securities deposited pursuant to Section 8.03 or 8.04 or the interest and principal received in respect of such obligations other than any payable by or on behalf of Holders.

(c)    The Trustee shall deliver or pay to the Company from time to time upon the Company’s request any Government Securities or money held by it as provided in Sections 8.03 or 8.04 which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee, are then in excess of the amount thereof which then would have been required to be deposited for the purpose for which such Government Securities or money were deposited or received. This provision shall not authorize the sale by the Trustee of any Government Securities held under this Indenture.

Section 8.03    Legal Defeasance of Notes.

The Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Notes on the 91st day after the date of the deposit referred to in subparagraph (c)(1) hereof, and the provisions of this Indenture, as it relates to the Notes, shall no longer be in effect (and the Trustee, at the expense of the Company, shall, upon receipt of direction from the Company, execute instruments acknowledging the same), except as to:

(a)    the rights of Holders of Notes to receive, from the trust funds described in subparagraph (c)(1) hereof, payment of the principal of and interest on the outstanding Notes on the Stated Maturity of such principal or interest;

(b)    the provisions of Sections 2.03, 2.06, 2.07, 8.02, 8.03 and 8.05; and

(c)    the rights, powers, trust and immunities of the Trustee hereunder and the Company’s obligations in connection therewith;

provided that, the following conditions shall have been satisfied:

(1)    the Company shall have irrevocably deposited or caused to be irrevocably deposited (except as provided in Section 8.02(c)) with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of Notes, cash in U.S. dollars and/or Government Securities, which through the payment of interest and principal in respect thereof in accordance with their terms will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized independent registered accounting firm expressed in a written certification thereof delivered to the Trustee, to pay and discharge each installment of principal of, the Applicable Premium and interest, if any, on the Notes on the dates such installments of interest or principal are due;

(2)    the Company shall have delivered an Officer’s Certificate and an Opinion of Counsel to the Trustee to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of execution of this Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

(3)    no Event of Default shall have occurred and be continuing either: (x) on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit); or (y) with respect to Events of Default described in Section 6.01(6) and Section 6.01(7) or other bankruptcy, insolvency or reorganization-related Events of Default, at any time in the period ending on the 91st day after the date of deposit;

(4)    such defeasance will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

(5)    the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

(6)    the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the defeasance contemplated by this Section have been complied with,

(the foregoing being referred to as “Legal Defeasance”).

Section 8.04    Covenant Defeasance.

The Company may omit to comply with respect to the Notes with any term, provision or condition set forth under Sections 4.03, 4.07, 4.08, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, and 5.01 as well as any additional covenants specified in a supplemental indenture for the Notes (and the failure to comply with any such covenants shall not constitute a Default or Event of Default with respect to the Notes under Section 6.01) and the occurrence of any event specified in a supplemental indenture for the Notes and designated as an Event of Default shall not constitute a Default or Event of Default hereunder, with respect to the Notes, provided that the following conditions shall have been satisfied:

(a)    With reference to this Section 8.04, the Company has irrevocably deposited or caused to be irrevocably deposited (except as provided in Section 8.02(c)) with the Trustee as trust funds in trust for the purpose of making the following payments specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, cash in U.S. dollars and/or Government Securities, which through the payment of interest and principal in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the Trustee, to pay and discharge each installment of principal of, the Applicable Premium and interest, if any, on the Notes on the dates such installments of interest or principal are due;

(b)    The Company shall have delivered to the Trustee an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred;

(c)    No Event of Default shall have occurred and be continuing either: (x) on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit); or (y) with respect to Events of Default described in Section 6.01(6) and Section 6.01(7) or other bankruptcy, insolvency or reorganization-related Events of Default, at any time in the period ending on the 91st day after the date of deposit;

(d)    Such covenant defeasance will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

(e)    The Company shall have delivered to the Trustee an Officer’s Certificate stating the deposit was not made by the Company with the intent of preferring the Holders of the Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

(f)    The Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the covenant defeasance contemplated by this Section 8.04 have been complied with,

(the foregoing being referred to as “Covenant Defeasance”).

Upon a satisfaction and discharge or defeasance pursuant to Article 8 of this Indenture, the Collateral Agent will cease to be a party to the Collateral Documents on behalf of the holders of the Notes and the Collateral will no longer secure the Notes.

Section 8.05    Repayment to Company.

Subject to applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal, the Applicable Premium and interest that remains unclaimed for two years. After that, Holders of Notes entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

Section 8.06    Reinstatement.

If the Trustee or the Paying Agent is unable to apply any money deposited with respect to Holders of Notes in accordance with Section 8.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Note Obligations shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01 until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 8.01; provided, however, that if the Company has made any payment of principal of, the Applicable Premium or interest on the Notes because of the reinstatement of the Note Obligations, the Company shall be subrogated to the rights of the Holders of the Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent after payment in full to the Holders.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01    Without Consent of Holders of Notes.

The Company, the Guarantors and the Trustee and the Collateral Agent, as applicable, may not amend or supplement this Indenture or the Collateral Documents as they apply to the Notes without the consent of the Required Holders, other than to provide additional guarantees for the Notes pursuant to Section 4.17 of this Indenture.

Section 9.02    [Reserved].

Section 9.03    Revocation and Effect of Consents.

Until an amendment is set forth in a supplemental indenture or a waiver becomes effective, a consent to it by a Holder of the Notes is a continuing consent by the Holder and every subsequent Holder the Notes or portion of a Note that evidences the same debt as the consenting Holder’s Notes, even if notation of the consent is not made on any Notes. However, any such Holder or subsequent Holder may revoke the consent as to his Notes or portion of a Note if the Trustee receives the notice of revocation before the date of the supplemental indenture or the date the waiver becomes effective.

Any amendment or waiver once effective shall bind every Holder of the Notes affected by such amendment or waiver.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those persons, shall be entitled to give such consent or to revoke any consent previously given or take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.04    Notation on or Exchange of Notes.

The Company or the Trustee may place an appropriate notation about an amendment or waiver on the Notes thereafter authenticated. The Company in exchange for Notes may issue and the Trustee shall authenticate upon request new Notes that reflect the amendment or waiver.

Section 9.05    Trustee Protected.

In executing, consenting to or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Indenture or the Collateral Documents, as applicable, the Trustee and the Collateral Agent, as applicable, shall receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate or an Opinion of Counsel or both complying with Section 12.02. The Trustee or Collateral Agent, as applicable, shall sign all amendments supplemental indentures upon delivery of such an Officer’s Certificate or Opinion of Counsel or both, except that the Trustee or the Collateral Agent, as applicable, need not sign any supplemental indenture that adversely affects its rights, obligations, indemnities or immunities.

ARTICLE 10

NOTE GUARANTEES

Section 10.01    Note Guarantees.

(a)    Subject to the provisions of this Article 10, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, on a joint and several basis, to each Holder of the Notes, the Collateral Agent and the Trustee, the due and

punctual payment of the Note Obligations. Each Guarantor agrees that the Note Obligations will rank senior in right of payment with other Indebtedness of such Guarantor, except for (i) claims of creditors that are mandatorily preferred by law, in which case the obligations of the Guarantors under the Note Guarantees will rank junior in right of payment to such claims; (ii) Permitted Pari Passu Debt, in which case the obligations of the Guarantors under the Note Guarantees will rank equally in right of payment to such Permitted Pari Passu Debt; and (iii) Aircraft Indebtedness, in which case the obligations of the Guarantors under the Note Guarantees will rank junior in right of payment to such Aircraft Indebtedness.

(b)    To evidence its Note Guarantee set forth in this Section 10.01, each Guarantor hereby agrees that this Indenture (or a supplement thereto, substantially in the form attached as Exhibit F hereto) and, in the case of additional Guarantors added pursuant to Section 4.17 or 9.01 hereof, a supplement to the Note Guarantee, substantially in the form attached as Exhibit E hereto shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

(c)    Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(d)    If an Officer whose signature is on this Indenture (or a supplement thereto) or any notation of Guarantee no longer holds that office at the time the Trustee authenticates a Note, the Note Guarantee of such Note shall be valid nevertheless.

(e)    Each Guarantor further agrees (to the extent permitted by law) that the Note Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Section 10.01 notwithstanding any extension or renewal of any Note Obligation.

(f)    Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Note Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Note Obligations.

(g)    Each Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Note Obligations.

(h)    Except as set forth in Section 10.04, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Note Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Note Obligations or otherwise. Without limiting the generality of the foregoing, the Note Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Note Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Note Obligations or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(i)    Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Note Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 5.01, Section 8.01 or Section 10.05 hereof. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, the Applicable Premium or interest on any of the Note Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

(j)    In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Note Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders, the Collateral Agent or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Note Obligations then due and owing and (ii) accrued and unpaid interest on such Note Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(k)    Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Note Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Note Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Note Obligations, such Note Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Note Guarantee.

(l)    Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under this Section 10.01.

(m)    Any Guarantor may, but shall not be required to be, a Grantor in accordance with Section 11.04.

Section 10.02    Right of Contribution.

Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.02 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee, the Collateral Agent and the Holders and each Guarantor shall remain liable to the Trustee, the Collateral Agent and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 10.03    No Subrogation.

Notwithstanding any payment or payments made by any Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee, the Collateral Agent or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee, the Collateral Agent or any Holder for the payment of the Note Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee, the Collateral Agent and the Holders by the Company on account of the Note Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Note Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee, the Collateral Agent and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Note Obligations.

Section 10.04    Limitation of Guarantor’s Liability.

Each Guarantor and, by its acceptance of a Note, each Holder of a Note hereby confirms that it is the intention of all such parties that in no event shall any Note Obligations under the Note Guarantees constitute or result in a fraudulent transfer or conveyance for purposes of, or result in a violation of, any United States federal, or applicable United States state, fraudulent transfer or conveyance or similar law. To effectuate the foregoing intention, in the event that the Note Obligations, if any, in respect of the Notes would, but for this sentence, constitute or result in such a fraudulent transfer or conveyance or violation, then the liability of the applicable Guarantor under its Note Guarantee in respect of the Notes shall be reduced to the extent necessary to eliminate such fraudulent transfer or conveyance or violation under the applicable fraudulent transfer or conveyance or similar law.

Section 10.05    Releases.

(a)    In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor (other than the Company), by way of merger, consolidation or otherwise, or a sale or other disposition of all Capital Stock of any Guarantor (other than the Company), in each case to a Person that is not (either before or after giving effect to such transactions) the Company or a Subsidiary of the Company or the merger or consolidation of a Guarantor (other than the Company) with or into the Company or another Guarantor, in each case, in a transaction permitted under this Indenture, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be automatically released and relieved of any obligations under its Note Guarantee; provided that such disposition and release is permitted by Section 4.13.

(b)    Each Guarantor will be automatically released and relieved of any obligations under its Note Guarantee upon a Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article 8 hereof or upon the satisfaction and discharge of this Indenture in accordance with Article 8 hereof.

ARTICLE 11

COLLATERAL AND SECURITY

Section 11.01    Security Interest.

The due and punctual payment of the Note Obligations are secured as provided in the Collateral Documents.

Section 11.02    Intercreditor Agreements; Authorization of Collateral Documents.

This Article 11 and the provisions of each Collateral Document are subject to the terms, conditions and benefits set forth in any Other Intercreditor Agreement entered into in accordance with the provisions of this Indenture. Each of the parties hereto consents to, and agrees to be bound by, the terms of each such Other Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms therewith. The Trustee, the Company and the Company hereby acknowledge and agree that the Collateral Agent holds the Collateral as agent for the benefit of the Secured Parties, in each case pursuant and subject to the terms of this Indenture and the other Collateral Documents. Each Holder, by its acceptance of a Note, authorizes and appoints (and authorizes the Trustee to authorize and appoint) U.S. Bank Trust Company, National Association, as the Collateral Agent, and the Trustee hereby authorizes and appoints U.S. Bank Trust Company, National Association as Collateral Agent. In addition, each Holder, by its acceptance of a Note, consents and agrees to the terms of (and to be bound by) each security agreement and such other Collateral Documents, in each case as the same may be in effect or may be amended, supplemented, waived or otherwise modified from time to time in accordance with their terms and the terms of this Indenture, and authorizes and directs the Trustee and the Collateral Agent, as applicable, to enter into each such document and to perform its obligations and exercise its rights thereunder, together with such actions and powers as are reasonably incidental thereto, in accordance therewith (including the provisions of the Collateral Documents providing for the possession, use, release and foreclosure of Collateral and the ranking, priority, enforcement and release of Liens). The Company will deliver an Officer’s Certificate and Opinion of Counsel to the Trustee and/or the Collateral Agent, as applicable, prior to the Trustee and/or the Collateral Agent, as the case may be, taking any action pursuant to this Section 11.02.

Section 11.03    [Reserved].

Section 11.04    Additional Grantors.

At any time and from time to time, the Company or any other Subsidiary may, but (except as otherwise provided in this Indenture or any Collateral Document) shall not be required to, provide additional collateral for the benefit of the Notes. In such event, the Company or such Subsidiary shall execute a supplement indenture hereto, and shall thereafter be a “Grantor” (or comparable term) for all purposes under the Collateral Documents. An additional Grantor pursuant to this Section 11.04 may, but (except as otherwise provided in this Indenture) shall not be required to, guarantee the Notes.

Section 11.05    Release of Liens in Respect of the Notes.

The Collateral Agent’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any Note Obligations, and the right of the Holders of Notes and such Note Obligations to the benefits and proceeds of the Collateral Agent’s Liens on the Collateral will automatically terminate and be discharged:

(a)    upon payment in full and discharge of all Notes outstanding under this Indenture and all Note Obligations that are outstanding, due and payable at the time the Notes are paid in full and discharged;

(b)    upon satisfaction and discharge of this Indenture in accordance with Article 8 hereof;

(c)    upon a Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article 8 hereof;

(d)    solely with respect to any Grantor, upon any disposition of 50% or more of the Capital Stock of such Grantor such that it is no longer a Subsidiary; provided that (i) such disposition is permitted by Section 4.07 hereof and (ii) such Grantor ceases to be a Subsidiary as a result of a joint venture with an unaffiliated third party not prohibited hereunder, entered into for a bona fide operating business purpose, the primary purpose of such transaction was not to effect the release of such Grantor.

(e)    solely with respect to any Collateral, upon any Disposition of such Collateral to any Person that is not the Company or a Subsidiary; provided that such disposition is permitted by Section 4.13;

(f)    solely with respect to any Collateral, to the extent expressly permitted or required pursuant to the applicable Security Agreements; or

(g)    in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Article 9 hereof.

If in connection with any release permitted pursuant to this Section 11.05, the Company may request that the Collateral Agent execute and deliver (or otherwise authorize the filing of) any document or instrument evidencing such release, and, upon the request of the Company, the Collateral Agent shall execute and deliver (or otherwise authorize the filing of) any such document or instrument evidencing such release prepared by and at the expense of the Company upon receipt of an Officer’s Certificate and Opinion of Counsel stating that all covenants and conditions precedent under this Indenture and applicable Collateral Documents have been complied with.

Notwithstanding any other provision of this Indenture, Section 4.07, Section 4.13 or Section 4.11 hereof shall not be taken to permit any Restricted Payment or Investment consisting of the direct or indirect transfer to any person that is not a Subsidiary of any Material Intellectual Property of the Company or any of its Subsidiaries, in each case other than as a result of a bona fide joint venture with an unaffiliated third party.

ARTICLE 12

MISCELLANEOUS

Section 12.01    Notices.

Any notice or communication by the Company, any Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), email transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Global Crossing Airlines Group Inc.

Bldg. 5A, Miami Int’l Airport, 4th Floor

4200 NW 36th Street, Miami, FL, 33166

Attention: Chief Financial Officer

Email: ryan.goepel@globalxair.com

if to the Trustee or Collateral Agent:

U.S. Bank Trust Company, National Association

West Side Flats St Paul

60 Livingston Ave

Saint Paul, MN 55107

Email: Benjamin.krueger@usbank.com

The Company, any Guarantor, the Trustee or Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders and the Trustee and Collateral Agent) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by email; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. Notices will be deemed duly given upon receipt by the Trustee or Collateral Agent.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

Except with respect to the Collateral Agent and Trustee, if a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee, the Collateral Agent and each Agent at the same time.

Section 12.02    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1)    an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that such Opinion of Counsel shall not be required in connection with the initial issuance of Notes under this Indenture.

Section 12.03    Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 12.04    Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05    No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 12.06    Governing Law; Jurisdiction; Waiver of Jury Trial.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The Company, the Trustee, the Collateral Agent and the Holders (by their acceptance of the Notes) each hereby irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

The Company, the Trustee, the Collateral Agent and the Holders (by their acceptance of the Notes) each hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes or the transactions contemplated hereby or thereby.

Section 12.07    No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture. This Indenture and the exhibits hereto set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior agreements and understandings, oral or written.

Section 12.08    Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee and the Collateral Agent in this Indenture will bind its successors.

Section 12.09    Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.10    Counterparts; Electronic Signatures.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Indenture shall have the same validity and effect as a signature affixed by the party’s hand; provided that, notwithstanding anything herein to the contrary, neither the Trustee nor the Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless agreed to by it pursuant to reasonable procedures approved by such parties.

Section 12.11    Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.12    Legal Holidays.

If the Stated Maturity or any Interest Payment Date, repurchase date, redemption date or other date of payment is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the immediately following Business Day with the same force and effect as if taken on such date, and no additional interest will accrue for the period from and after such date.

Section 12.13    U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee and the Collateral Agent, like all financial institutions, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as it may request in order for the Trustee or the Collateral Agent or Agent, as applicable, to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.14    Force Majeure.

The Trustee and each Agent will not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of such Person (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, earthquake, fire, flood, sabotage, epidemics, riots, labor disputes, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility), it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.15    Stamp Tax.

FLORIDA DOCUMENTARY STAMP TAX HAS BEEN PAID OR WILL BE PAID DIRECTLY TO THE FLORIDA DEPARTMENT OF REVENUE ON EACH NOTE ISSUED IN CONNECTION WITH THIS INDENTURE.

Section 12.16    Collateral Agent.

(a)    Notwithstanding anything else to the contrary herein, whenever reference is made in this Indenture or the Collateral Documents to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action if it shall not have received written instruction, advice or concurrence from, as applicable, the Required Holders (or Holders representing such number or percentage of outstanding aggregate principal of the Notes as shall be expressly provided for herein or in any other Collateral Document) in respect of such action and, if it so requests, it shall first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall have no liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Required Holders or such Holders, as applicable, to provide such instruction, advice or concurrence. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto. Subject to the foregoing (and the other provisions of this Section 12.16) and the terms of the Collateral Documents and any other applicable provisions of this Indenture, the Collateral Agent shall take such action with respect to any Default or Event of Default as may be requested by the Required Holders.

(b)    The Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. The Collateral Agent may be removed by the Company at any time, upon thirty days written notice to the Collateral Agent. If the Collateral Agent resigns or is removed under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed and has accepted such appointment within 30 days after the Collateral Agent gives notice of resignation or is removed, the retiring Collateral Agent may (at the expense of the Company), at its option, appoint a successor Collateral Agent or petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring or removed Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation or removal hereunder, the provisions of this Section 12.16 (and Section 7.06) shall continue to inure to its benefit and the retiring or removed Collateral Agent shall not by reason of such resignation or removal be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(c)    U.S. Bank Trust Company, National Association shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents, agents or subagents as necessary in its sole discretion and shall not be responsible for the acts or omissions of any co-Collateral Agent, subagent or other agents appointed with due care. Except as otherwise explicitly provided herein or in the Collateral Documents, neither the Collateral Agent nor any of its Affiliates or its and their respective officers, directors, employees or agents persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers.

(d)    The Collateral Agent is authorized and directed to enter into the Collateral Documents to which it is party, whether executed on or after the Closing Date, (i) make the representations of the Holders set forth in the Collateral Documents, (ii) bind the Holders on the terms as set forth in the Collateral Documents and (iii) perform and observe its obligations under the Collateral Documents.

(e)    If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 7, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent, with such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Collateral Documents.

(f)    Neither the Trustee nor the Collateral Agent shall have any obligation whatsoever to any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Collateral Document, other than pursuant to the instructions of the Required Holders or as otherwise provided in this Indenture or the Collateral Documents.

(g)    Notwithstanding anything to the contrary contained in this Indenture or the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under any mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(h)    The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, and (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law).

(i)    The Collateral Agent shall exercise reasonable care in the custody of any Collateral in its possession or control or in the possession or control of any agent or bailee. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of Collateral in its possession if the Collateral is accorded treatment substantially equal to that which they accord similar property held for its own benefit and shall not be liable or responsible for any loss or diminution in value of any of the Collateral (or for determining the value of the Collateral), including, without limitation, by reason of the act or omission of any carrier (including overnight carriers with respect to the delivery of possessory collateral), forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(j)    The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture and the Collateral Documents, the Collateral Agent or the Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent or the Trustee in the Collateral and that any such actions taken by the Collateral Agent or the Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s or the Trustee’s sole discretion may cause the Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601, et seq., or otherwise cause the Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Agent nor the Trustee shall be liable to the Company, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment.

(k)    The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.06 and the other provisions of this Indenture.

(l)    Notwithstanding anything to the contrary in this Indenture or in any Collateral Document, in no event shall the Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Collateral Documents (including without limitation the filing or continuation of any Uniform Commercial Code financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent be responsible for, or makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

(m)    Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 12.03. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(n)    The Collateral Agent, in executing and performing its duties under the Collateral Documents, shall be entitled to all of the rights, protections, immunities and indemnities granted to it hereunder, including after the satisfaction and discharge of this Indenture or the payment in full of the Notes.

(o)    The Collateral Agent (and Trustee) shall be under no obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Company or any Guarantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

(p)    For avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Collateral Agent hereunder, including, without limitation, its right to be indemnified prior to taking action, shall apply to the Collateral Agent in connection with each of the Collateral Documents and shall survive the satisfaction, discharge or termination of this Indenture or earlier termination or the earlier resignation or removal of the Collateral Agent.

[Signatures on following page]

SIGNATURES

Dated as of August 2, 2023

Company:

GLOBAL CROSSING AIRLINES GROUP INC.

By:	/s/ Edward Wegel
	Name:	Edward Wegal
	Title:	Chairman and CEO

Guarantors:

GLOBAL CROSSING AIRLINES INC.

By:	/s/ Edward Wegel
	Name:	Edward Wegal
	Title:	Chairman and CEO

GLOBAL CROSSING AIRLINES OPERATIONS LLC

By:	/s/ Ryan Geopel
	Name:	Ryan Goepel
	Title:	EVP and CFO

GLOBALX AIR TOURS LLC

By:	/s/ Ryan Geopel
	Name:	Ryan Goepel
	Title:	EVP and CFO

[Signature Page to Indenture]

GLOBALX TRAVEL TECHNOLOGIES, INC.

By:	/s/ Ryan Geopel
	Name:	Ryan Goepel
	Title:	EVP and CFO

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Benjamin J. Krueger
	Name:	Benjamin J. Krueger
	Title:	Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Benjamin J. Krueger
	Name:	Benjamin J. Krueger
	Title:	Vice President

[Signature Page to Indenture]